UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

COMCAST CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2015 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 21, 2015

Time:	Doors open: 8:30 a.m. Eastern Time
Meeting begins: 9:00 a.m. Eastern Time

Place:	The Kimmel Center for the Performing Arts Perelman Theater
300 S. Broad Street
Philadelphia, PA 19102

Purposes:	• Elect directors • Ratify the appointment of our independent auditors • Approve our 2006 Cash Bonus Plan • Vote on three shareholder proposals • Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 73 of the attached proxy statement. At the meeting, you will hear a report on our business and have an opportunity to meet our directors and executive officers.

Only shareholders of record on March 12, 2015 may vote at the meeting. Attendance at the meeting is limited to shareholders of record and one guest per shareholder. If the meeting is adjourned because a quorum is not present, then, at the reconvened meeting, shareholders who attend the meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Voting Securities and Principal Holders — Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In accordance with this e-proxy process, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2014 Annual Report on Form 10-K will be mailed to you along with the proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 10, 2015.

Your vote is important. Please vote your shares promptly. To vote your shares, you can (i) use the Internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card; (ii) call the toll-free telephone number set forth in the attached proxy statement and on your proxy card; or (iii) complete, sign and date your proxy card and return your proxy card by mail.

April 10, 2015	Secretary

*                         *                        *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 21, 2015: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.proxyvote.com.

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of Class A and Class B common stock of Comcast Corporation (“Comcast,” the “Company,” “our,” “we” or “us”) at the close of business on March 12, 2015 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting, and this proxy statement is made available to Class A Special common shareholders for informational purposes only. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 10, 2015.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.

•

By telephone:  Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions your broker, brokerage firm, bank or other nominee provided to you regarding voting by telephone.

•	In writing: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 20, 2015.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors, and (c) the approval of our 2006 Cash Bonus Plan; and (ii) against each of the shareholder proposals.

If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and vote, the respective plan trustee will vote your shares as you specify on your proxy card. If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 16, 2015.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In compliance with this e-proxy process, on or about April 10, 2015, we mailed to our shareholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders are able to access the proxy materials on the website referred to in the Notice and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we reduce the impact of our annual meeting of shareholders on the environment and save money on the cost of printing and mailing documents to you. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting in person at the meeting.

Attending in Person

Attendance at the meeting is limited to shareholders of record on March 12, 2015 and one guest per shareholder. For safety and security reasons, video and audio recording devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

Please bring an admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership. An admission ticket is attached to your proxy card, and your Notice will also serve as an admission ticket. Alternatively, if your shares are held in the name of your bank, brokerage firm or other nominee, the voting instruction form received from your bank, brokerage firm or other nominee or an account statement or letter from the nominee indicating that you beneficially owned shares on March 12, 2015, the record date for voting, will serve as an admission ticket.

Registered shareholders also may request a replacement admission ticket by sending a written request to Comcast Corporation, in care of Broadridge Financial Solutions, Post Office Box 9160, Farmingdale, NY 11735.

Webcast of the Meeting

We are pleased to offer a live audio webcast of the matters to be voted upon at the annual meeting of shareholders. You may listen to this webcast starting at 9 a.m. on May 21, 2015 by visiting www.cmcsa.com/annual-proxy.cfm.

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Shareholder Engagement

We have always maintained a very active and broad-based investor relations outreach program to solicit input on a variety of topics and are committed to engaging with shareholders to understand diverse viewpoints. Over the past two years, we have expanded that outreach program to include in-person and telephonic governance road shows with approximately 20 of our top institutional investors, including each of our top ten investors, and other investors who have sought to engage with us. This dialogue has provided an opportunity to discuss governance matters generally, as well as our approach to compensation matters, the linkage between pay and performance and our compensation program’s alignment to our shareholders’ interests. Through these discussions, some of our shareholders requested certain additional disclosures, including that we provide a director skills matrix and information about our Board and committee evaluation process. We have addressed these disclosure suggestions in this proxy statement in “Proposal 1: Directors” and “About Our Board and Its Committees.” Additionally, below are some of the changes we have made to date as a result of these discussions:

•

We have added to the duties of our Lead Independent Director, including that he has the ability to schedule meetings of independent directors, presides at all meetings where the Chairman is not present and has the opportunity to provide input on meeting agendas and schedules.

•	We increased the stock ownership requirement of Mr. Brian L. Roberts, our Chairman and CEO, from needing to own shares of our common stock worth 5x to 10x of his base salary.

•

Our Compensation Committee reduced the qualitative portion of our named executive officers’ target annual cash bonus from, depending on the executive, 60% or 80% in 2013 to 33% in 2014. It has further reduced the qualitative portion in 2015 to 15% or 25%, depending on the executive.

Our Board has established a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Lead Independent Director, to any other particular director, to the independent or nonemployee directors or to any committee of the Board or other group of directors, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You also may send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chair@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board or the relevant director(s), committee(s) or group of directors based on the subject matter of the communication.

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on March 12, 2015, the record date, we had outstanding 2,121,048,566 shares of Class A common stock, 384,406,134 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1336 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

PRINCIPAL SHAREHOLDERS

This table sets forth information as of March 1, 2015 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Class A common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	136,426,786	(1)	6.3%

Class A common stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	134,729,551	(2)	6.2%

Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	125,644,169	(3)	5.8%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375	(4)	100.00%

(1)	This information is based upon a Schedule 13G filing with the SEC on February 9, 2015 made by BlackRock, Inc. setting forth information as of December 31, 2014.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 13, 2015 made by Capital World Investors setting forth information as of December 31, 2014.

(3)	This information is based upon a Schedule 13G filing with the SEC on February 11, 2015 made by The Vanguard Group setting forth information as of December 31, 2014.

(4)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendants are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into a share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock and Class A Special common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnotes (14) and (15) to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

This table sets forth information as of March 1, 2015 about the amount of common stock beneficially owned by (i) our current directors (all of whom are also nominees for director), (ii) the named executive officers listed in “Executive Compensation — Summary Compensation Table for 2014” and (iii) our directors and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	Amount Beneficially Owned(1)					Percent of Class
Name of Beneficial Owner	Class A(2)		Class A Special		Class B	Class A(2)	Class A Special	Class B
Michael J. Angelakis	1,397,951	(3)	–		–	*	–	–
Kenneth J. Bacon	31,257		–		–	*	–	–
Sheldon M. Bonovitz	32,348	(4)	116,952	(5)	–	*	*	–
Edward D. Breen	59,144	(6)	–		–	*	–	–
Stephen B. Burke	2,439,757		3,491		–	*	*	–
David L. Cohen	2,911,429	(7)	53,731	(8)	–	*	*	–
Joseph J. Collins	172,434	(9)	–		–	*	–	–
J. Michael Cook	54,201	(10)	3,450	(11)	–	*	*	–
Gerald L. Hassell	54,734		–		–	*	–	–
Jeffrey A. Honickman	120,061	(12)	10,217	(13)	–	*	*	–
Eduardo G. Mestre	47,723		–		–	*	–	–
Brian L. Roberts	5,776,957	(14)	8,158,437	(15)	9,444,375(16)	*	2.1%	100	%(16)
Ralph J. Roberts	1,641,572		1,508,443	(17)	–	*	*	–
Johnathan A. Rodgers	22,944		–		–	*	–	–
Dr. Judith Rodin	71,349		–		–	*	–	–
Neil Smit	1,105,308		–		–	*	–	–
All directors and executive officers as a group (18 persons)	16,274,189		9,892,625	(18)	9,444,375	*	2.6%	100%

*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes beneficial ownership of the following number of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2015: Mr. Angelakis, 989,027; Mr. Burke, 1,892,708; Mr. Cohen, 2,226,455 (597,015 of which are held by family trusts); Mr. Brian L. Roberts, 4,658,400; Mr. Ralph J. Roberts, 424,860; Mr. Smit, 888,900; and all directors and executive officers as a group, 11,295,714.

Includes beneficial ownership of the following number of shares of Class A common stock underlying restricted stock units (“RSUs”) held by the following persons that vest on or within 60 days of March 1, 2015: Mr. Angelakis, 162,380; Mr. Burke, 236,375; Mr. Cohen, 122,995; Mr. Brian L. Roberts, 232,880; Mr. Smit, 114,560; and all directors and executive officers as a group, 923,165.

Includes the following number of share equivalents that will be paid at a future date in cash and/or in our Class A common stock pursuant to an election made under our restricted stock plan for the following persons: Mr. Bacon, 12,279; Mr. Bonovitz, 17,387; Mr. Breen, 6,299; Mr. Burke, 59,723; Mr. Collins, 56,624; Mr. Cook, 30,411; Mr. Hassell, 45,130; Mr. Honickman, 56,722; Mr. Mestre, 20,932; Mr. Ralph J. Roberts, 536,596; Mr. Rodgers, 13,262; and Dr. Rodin, 56,628.

Includes the following number of share equivalents that will be paid at a future date in our Class A common stock under our deferred compensation plans for the following persons: Mr. Breen, 4,920; Mr. Collins, 13,811; Mr. Cook, 5,240; Mr. Hassell, 9,604; Mr. Honickman, 12,837; Mr. Mestre, 4,291; Mr. Rodgers, 900; and Dr. Rodin, 8,332.

(3)	Includes 88,215 shares of Class A common stock held jointly by him and his wife; 48,551 shares held by a family trust of which he is a trustee; and 109,778 shares owned by a charitable foundation of which he and his wife are trustees.

(4)	Includes 72 shares of Class A common stock held by a testamentary trust of which he is a trustee and 2,992 shares owned by family partnerships.

(5)	Includes 15,714 shares of Class A Special common stock owned by a charitable foundation of which his wife is a trustee; 97,891 shares owned by family partnerships; and 3,000 shares owned by a family trust of which he is a trustee.

(6)	Includes 23,520 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee.

(7)	Includes 338,870 shares of Class A common stock owned in family trusts; 77,752 shares held by grantor retained annuity trusts of which he is a trustee; and 16,431 shares owned by a charitable foundation controlled by him, his wife and his children.

(8)	Includes 20,707 shares of Class A Special common stock owned in family trusts; 9,240 shares held by a grantor retained annuity trust of which he is a trustee; and 8,208 shares owned by a charitable foundation controlled by him, his wife and his children.

(9)	Includes 102,000 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee.

(10)	Includes 2,425 shares of Class A common stock owned by his wife and 1,455 shares held jointly by him and his wife.

(11)	Represents 3,450 shares of Class A Special common stock held jointly by him and his wife.

(12)	Includes 10,000 shares of Class A common stock held by a grantor trust of which he is a trustee.

(13)	Includes 77 shares of Class A Special common stock owned by his daughters.

(14)	Includes 19,000 shares of Class A common stock owned by a family charitable foundation of which his wife is a trustee; 16,998 shares owned in our retirement-investment plan; and 2,034 shares owned by his wife. Does not include the shares of Class A common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A common stock, he would beneficially own 15,221,332 shares of Class A common stock, representing less than 1% of the Class A common stock.

(15)	Includes 70,084 shares of Class A Special common stock owned in our retirement-investment plan. Also includes 110,780 shares owned by his wife; 240 shares owned by his daughter; and 388,920 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 6,856,323 shares owned by a limited liability company of which he is the managing member and 699,298 shares owned by certain family trusts. Does not include the shares of Class A Special common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A Special common stock, he would beneficially own 17,602,812 shares of Class A Special common stock, representing approximately 4.5% of the Class A Special common stock.

(16)	See footnote (4) under “— Principal Shareholders” above.

(17)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by him; and 248,768 shares held by grantor retained annuity trusts of which he is a trustee.

(18)	Includes 22,571 shares of Class A Special common stock owned by the children of an executive officer, other than those named above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, other than a late Form 4 filed on behalf of Lawrence J. Salva to report an award of restricted stock units and a late Form 5 filed on behalf of Neil Smit to report a gift of stock, we believe that all filings required to be made by our reporting persons for the period January 1, 2014 through December 31, 2014 were made on a timely basis.

ABOUT OUR BOARD AND ITS COMMITTEES

THE BOARD

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2014, there were twelve meetings of our Board and a total of 21 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served.

Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year.

•	During 2014, our independent directors held executive sessions following all five of our regularly scheduled Board meetings.

We require our directors to attend the annual meeting of shareholders, barring unusual circumstances. Each director attended the 2014 annual meeting of shareholders, with the exception of Mr. Ralph J. Roberts.

Board Leadership Structure	Our Board regularly reviews our Board leadership structure. Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. He serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board.

Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where, if following the annual meeting all of our director nominees are elected, 75% of our directors will be independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are composed entirely of independent directors; and through our Lead Independent Director, who, among other duties and as more fully described immediately below, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Lead Independent Director	In accordance with our corporate governance guidelines, our Board has a Lead Independent Director position, which is currently filled by Mr. Breen. The Lead Independent Director:

•	presides at any meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	facilitates communication between the Chairman and the independent directors, and communicates periodically as necessary between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

•	consults with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

•	has authority to schedule meetings of the independent directors;

•	reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board;

•	with the Compensation Committee, organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

•	with the Governance and Directors Nominating Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.

The role of Lead Independent Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Board and Committee Evaluations	Each year, our Board and each of its committees perform a self-assessment to evaluate their effectiveness. As part of these assessments, each director completes a detailed questionnaire for the Board and any committees on which he or she serves. The questionnaire seeks answers to questions based on numerical ratings and also seeks qualitative comments on each question and any other general comments. The Governance and Directors Nominating Committee and Lead Independent Director review and approve the process and the questionnaires to be used, with outside counsel also reviewing the questionnaires. The results of the assessments are compiled anonymously, with the average numerical response and any qualitative responses to each question, as well as a general summary of the results, being reviewed and discussed at the Board and the Governance and Directors Nominating Committee (as it relates to both the Board and all committees) and each other committee (as it relates to such committee). The Governance and Directors Nominating Committee develops action plans for any items that may require follow up.

Risk Oversight	While risk management is primarily the responsibility of our management, for the reasons set forth below, we believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight.

•	Annually, our management, with involvement and input from our Board, performs a companywide enterprise risk management assessment and identifies the significant strategic, operational, financial and legal risk areas for our Board’s oversight. Our management reports annually to the Audit Committee and the Board on the results of this assessment. Our executive management committee has the overall responsibility for, and oversight of, this process, and an enterprise risk management steering committee, comprised of legal, financial, accounting and business executives, manages it. We also assign one or more senior business executives to work with the executive management committee and steering committee on each of the identified risks to appropriately monitor and manage them.

•

Our Audit Committee oversees our processes and practices with respect to the enterprise risk management assessment, and one of our independent directors reviews the results of this process with management before management presents its annual report to the Audit Committee and the Board. In addition, our Audit Committee reviews our policies and practices with respect to financial risk assessment and management, including our major financial risk exposures and the steps taken to monitor and manage such exposures.

•	Our Compensation Committee considers the risks associated with our compensation policies and practices with respect to executive compensation and compensation matters generally.

•	Our Governance and Directors Nominating Committee oversees risks as they relate to our compliance, cybersecurity and business resiliency programs.

•	Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management also highlights any significant relevant risks and exposures.

Succession Planning	Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, the Board discusses succession planning for our CEO and the remainder of our senior executive management. To help fulfill the Board’s responsibility, our Governance and Directors Nominating Committee requires, pursuant to our corporate governance guidelines, that the Compensation Committee ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. Our corporate governance guidelines also require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management team, and each year, our Board and Compensation Committee discuss succession planning for these executives as well as their respective direct reports.

Compensation Consultants	Our Compensation Committee has retained the services of Hay Group to provide research and analysis as to the form and amount of executive and director compensation. The research and analysis requested from Hay Group generally included market research utilizing information derived from proxy statements, surveys and its own consulting experience, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research and analysis has been provided to both our Compensation Committee and to management. The Compensation Committee determined or approved the parameters used by Hay Group in its research and directed its work. Parameters included items such as the composition of peer groups, the reference points within the data (e.g., median) and the elements of compensation. Hay Group did not have any role in determining or recommending the form or amount of compensation of our named executive officers for 2014.

Other than providing access to online compensation data for additional fees of approximately $7,200, neither Hay Group nor its affiliates perform other services for us.

Our Compensation Committee has determined that Hay Group’s work for us does not raise any conflicts of interest. Our Compensation Committee reached this determination by reviewing the fees paid to Hay Group and evaluating its work under applicable SEC and NASDAQ rules on conflicts of interest. This evaluation included considering all of the services provided to us, the amount of fees received as a percentage of Hay Group’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Hay Group and the members of our Compensation Committee or executive officers and any ownership of our stock by Hay Group’s team that provided our executive and director compensation services.

As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan. In addition, “ownership” includes 60% of deferred shares under our restricted stock plan. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2014.

Retirement Age/ Director Tenure/ Director Emeritus Program	Our corporate governance guidelines require that our nonemployee directors who are also independent directors not stand for re-election to the Board after reaching the age of 72. In 2014, our Governance and Directors Nominating Committee and Board granted a waiver to the retirement requirement for Mr. Cook, currently 72 and the Chair of our Audit Committee, to serve an additional term given the benefits of continuing his service in light of the complexity of the accounting related aspects of our transactions with Time Warner Cable and Charter Communications.

We do not have a director tenure requirement, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to our Board as longer-term directors retire. Notwithstanding this belief and the fact that our corporate governance guidelines and NASDAQ Global Select Market rules do not deem long-tenured directors to be not independent, our Board reviews director tenure in connection with its director independence determinations.

Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director. We do not currently have any directors emeritus.

Corporate Governance Guidelines and Code of Conduct

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC.

Director Nominations	Our Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. For a shareholder to make a nomination, the shareholder must provide a written notice along with the additional information listed below required by our by-laws within the following time periods. For election of directors at the 2016 annual meeting of shareholders, if such meeting is called for a date between April 21, 2016 and June 20, 2016, we must receive written notice on or after January 22, 2016 and on or before February 21, 2016. For election of directors at the 2016 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. Our by-laws require that a written notice set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by our Board; and (v) the written consent of each nominee to serve as a director if so elected. You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 23, 2011 and is posted on our website under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

COMMITTEES OF OUR BOARD

Our Board has four standing committees, each of which has a charter posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

The table below provides membership and meeting information for each of these committees.

	Audit Committee	Compensation Committee	Finance Committee	Governance and Directors Nominating Committee
Kenneth J. Bacon				X
Sheldon M. Bonovitz			X
Edward D. Breen	X❖	X
Joseph J. Collins	X	X		Chair
J. Michael Cook	Chair❖		X
Gerald L. Hassell		X	Chair	X
Jeffrey A. Honickman	X			X
Eduardo G. Mestre	X❖		X
Johnathan A. Rodgers	X
Dr. Judith Rodin	X	Chair
❖ Audit Committee Financial Expert
Number of Meetings Held in 2014	10	5	1	5

Audit Committee	Each member is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules, and our Board has concluded that Edward D. Breen, J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts.

The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;

•	the qualifications and performance of our internal audit function; and

•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

Compensation Committee	Each member is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended).

The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs, including any material risks related to our programs, and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors. The Compensation Committee also oversees succession planning for our senior management (including our Chief Executive Officer).

Finance Committee	The Finance Committee provides advice and assistance to us, including as requested by the Board. It also may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, derivatives risks, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	Each member is independent under NASDAQ Global Select Market rules.

The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described above), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below in “Director Biographies.” All of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

INDEPENDENCE DETERMINATIONS

Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, nine of our twelve directors will be independent. Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that in the ordinary course of business we have, during the current year and the past three fiscal years, sold products and services to, and/or purchased products and services from, companies at which some of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market. Additionally, although neither of our corporate governance guidelines nor NASDAQ Global Select Market rules would deem a long-tenured director not independent, our Board reviewed director tenure in connection with making its independence determinations.

DIRECTOR CHARACTERISTICS

As baseline director qualifications, our Board seeks, and each of our directors possesses, key attributes that we deem critical in being a director, including strong and effective decision-making, communication and leadership skills; high ethical standards, integrity and values; and a commitment to representing the long-term interests of our shareholders. Our Board then strives to balance the need to have directors with a variety of experiences and areas of expertise and knowledge, while maintaining appropriate gender and minority representation (a third of our directors are diverse by gender or race). Our Governance and Directors Nominating Committee has developed a matrix outlining certain specific director qualifications, including those highlighted below, to help ensure that our directors bring to the Board a diversity of experience, qualifications and skills to oversee and address the current issues facing our company.

	Video, Internet or Phone Industry	Wireless Industry	Media Industry	Financial/ Accounting	Consumer Products	Government Affairs	Legal	Non-Profit/ Educational/ Philanthropic	CEO/President/ Executive Officer	Diversity (Gender/ Race)
Kenneth J. Bacon*				X		X		X	X	X
Sheldon M. Bonovitz							X	X	X
Edward D. Breen*	X	X			X				X
Joseph J. Collins*	X		X			X			X
J. Michael Cook*				X				X	X
Gerald L. Hassell*				X	X				X
Jeffrey A. Honickman*					X				X
Eduardo G. Mestre*	X	X		X			X		X	X
Brian L. Roberts	X	X	X						X
Ralph J. Roberts	X	X	X						X
Johnathan A. Rodgers*	X		X						X	X
Dr. Judith Rodin*								X	X	X
*	Independent Director

DIRECTOR BIOGRAPHIES

Kenneth J. Bacon: Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the National Multifamily Housing Council and a director of Bentall Kennedy, a privately-held Canadian real estate investment advisory firm, and the Corporation for Supportive Housing.

Qualifications: We believe that Mr. Bacon’s significant experience in government affairs, the financial and housing industries and the non-profit, educational and philanthropic communities renders him qualified to serve as one of our directors.

Age: 60 Director since: November 2002 Current Public Company Directorships: Ally Financial Inc. Forest City Enterprises, Inc.

Sheldon M. Bonovitz: Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is also Chairman of The Fund for the School District of Philadelphia, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of the Barnes Foundation, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art.

Qualifications: We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters and the non-profit, educational and philanthropic communities render him qualified to serve as one of our directors.

Age: 77 Director since: March 1979

Edward D. Breen: Mr. Breen has been the Chairman of the Board of Tyco International Ltd. since July 2002; he had also been its Chief Executive Officer from July 2002 until September 2012. Prior to joining Tyco International, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen is a member of the advisory board of New Mountain Capital, and had previously served as one of our directors from June 2005 until November 2011.

Qualifications: We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer product sectors, notably as those sectors relate to the cable, phone and wireless industries, including his various experiences as a president and chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 59 Director since: February 2014 Current Public Company Directorships: E.I. du Pont de Nemours and Company Tyco International Ltd.

Joseph J. Collins: Mr. Collins currently serves as the Chairman of Aegis, LLC. From August 2001 to December 2003, he served as Chairman and Chief Executive Officer of AOL Time Warner Interactive Video. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable.

Qualifications: We believe that Mr. Collins’ extensive experience and leadership in the cable and Internet industries, including his various experiences as a chief executive officer as noted above, coupled with his experience in the media and entertainment and technology industries and in government affairs, render him qualified to serve as one of our directors.

Age: 70 Director since: October 2004

J. Michael Cook: Mr. Cook is Chairman of the Accountability Advisory Panel to the Controller General of the United States, an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), a former member of the PCAOB’s Standing Advisory Committee and a member of the Accounting Hall of Fame. In addition, Mr. Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche in 1999. He also has served as Chairman of the Board of the Comeback America Initiative and is a Chairman Emeritus of the Board of Catalyst. Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert in 2002 and has been a past member of the National Association of Corporate Directors’ Blue Ribbon Commissions on Corporate Governance and Audit Committees.

Qualifications: We believe that Mr. Cook’s extensive experience and leadership in the accounting profession, including his experience as the former Chairman and Chief Executive Officer of Deloitte & Touche, coupled with his skills in corporate governance matters, render him qualified to serve as one of our directors.

Age: 72 Director since: November 2002 Current Public Company Directorships: International Flavors & Fragrances, Inc. Former Public Company Directorships: Eli Lilly and Company

Gerald L. Hassell: Mr. Hassell is the Chairman and Chief Executive Officer of The Bank of New York Mellon. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell is a member of the board of trustees of Duke University, a member of the board of visitors of Columbia University Medical Center, a member of the Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the boards of the New York Philharmonic, the Economic Club of New York and the National September 11 Memorial & Museum.

Qualifications: We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 63 Director since: May 2008 Current Public Company Directorships: The Bank of New York Mellon

Jeffrey A. Honickman: Mr. Honickman has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves on the board of directors of the American Beverage Association and the Dr. Pepper Snapple Bottlers Association. Mr. Honickman is a member of the board of trustees of Germantown Academy. He also serves on the board of governors of St. Joseph’s University Academy of Food Marketing and the board of trustees of the National Museum of American Jewish History.

Qualifications: We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 58 Director since: December 2005

Eduardo G. Mestre: Mr. Mestre has been a Senior Advisor to Evercore Partners Inc., an independent investment banking advisory firm, since April 2014. From February 2012 until April 2014, he was a Senior Managing Director and Chairman of Global Advisory of Evercore Partners, and from October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s global investment bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Qualifications: We believe that Mr. Mestre’s significant experience and leadership in the investment banking industry, including with respect to the cable, Internet, phone and wireless industries, render him qualified to serve as one of our directors.

Age: 66 Director since: May 2011 Current Public Company Directorships: Avis Budget Group, Inc.

Brian L. Roberts: Mr. Brian L. Roberts has served as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2014, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment and wireless industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs, render him qualified to serve as one of our directors.

Age: 55 Director since: March 1988

Ralph J. Roberts: Mr. Ralph J. Roberts is our Founder and is Chairman Emeritus of the Board. He served as the Chair of the Finance Committee of the Board from November 2002 until December 2008. From March 1969 to February 1990, Mr. Roberts served as our President, and from November 1984 to November 2002, he served as our Chairman of the Board. He is the father of Mr. Brian L. Roberts.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment and wireless industries, including as our former President, render him qualified to serve as one of our directors.

Age: 95 Director since: March 1969

Johnathan A. Rodgers: Mr. Rodgers was the President and Chief Executive Officer of TV One, a cable network that offers programming targeted for the African American community. Prior to joining TV One, Mr. Rodgers had been the President of Discovery Networks for six years and, prior to that, had worked at CBS, Inc. for twenty years, where he held a variety of executive positions, including President of the CBS Television Stations Division.

Qualifications: We believe that Mr. Rodgers’ extensive experience and leadership in the media and entertainment industry, including his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 69 Director since: September 2011 Current Public Company Directorships: Nike, Inc. Former Public Company Directorships: The Procter & Gamble Company

Dr. Judith Rodin: Dr. Rodin is President of the Rockefeller Foundation. From 1994 to 2004, Dr. Rodin served as President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. She also serves as a director of Laureate, a privately-held company.

Qualifications: We believe that Dr. Rodin’s extensive experience in the non-profit, educational and philanthropic communities, including her various experiences as a president as noted above, renders her qualified to serve as one of our directors.

Age: 70 Director since: November 2002 Current Public Company Directorships: Citigroup Inc. Former Public Company Directorships: AMR Corporation

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) evaluations of Deloitte by our management and internal auditors, (iii) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (iv) the length of time Deloitte has served as our independent auditors and (v) the quality and depth of Deloitte and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2015. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2014 and 2013.

	2014	2013
	(in millions)
Audit fees	$16.0	$16.3
Audit-related fees	6.5	1.1
Tax fees	0.7	1.0
All other fees	–	0.3

	$23.2	$18.7

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

The increase in audit-related fees in 2014 is primarily due to fees paid or accrued for audits of certain cable systems to be contributed to a newly formed company that we would spin-off to our shareholders in conjunction with the closing of several proposed divestiture transactions with Charter Communications, as well as for services related to registration statements related to the divestiture transactions. Audit-related fees also consisted of fees paid or accrued for attestation services related to contractual and regulatory compliance, audits of our employee benefit plans and financial due diligence services.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. In 2013, and to a lesser extent in 2014, tax compliance services included an analysis of our tax accounting methods. There were no fees paid or accrued in 2014 and 2013 for tax planning.

Other fees in 2013 consisted of fees paid or accrued for consulting services regarding business market trends and education, training and vendor selection assistance.

PREAPPROVAL POLICY OF AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee’s policy requires that the committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member also is financially literate for audit committee purposes under NASDAQ rules, and the Board has concluded that Edward D. Breen, J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.comcastcorporation.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, financial reporting process and internal control over financial reporting. Deloitte & Touche LLP, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2015 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of Comcast’s businesses, including those of NBCUniversal. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2015 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

J. Michael Cook (Chair)

Edward D. Breen

Joseph J. Collins

Jeffrey A. Honickman

Eduardo G. Mestre

Johnathan A. Rodgers

Dr.  Judith Rodin

PROPOSAL 3: APPROVAL OF OUR 2006 CASH BONUS PLAN

The purpose of our 2006 Cash Bonus Plan, as amended and restated (the “Bonus Plan”), is to provide performance-based cash incentive compensation to certain of our management employees. The Bonus Plan became effective on January 1, 2006 upon its adoption by our Compensation Committee and has been amended thereafter from time to time. The Bonus Plan was most recently approved by our shareholders on May 20, 2010. On February 17, 2015, our Compensation Committee approved, subject to shareholder approval, an increase in the maximum amount payable to any employee under the Bonus Plan with respect to any calendar year from $12 million to $14 million.

Section 162(m) of the Internal Revenue Code requires that plans such as the Bonus Plan be approved by shareholders not less than once every five years to have amounts paid under such plans that are based on the achievement of quantitative performance goals or other objectively determinable goals treated as qualified performance-based compensation. Qualified performance-based compensation amounts payable under the Bonus Plan are deductible by us for federal income tax purposes. Accordingly, our Board is seeking shareholder approval of the Bonus Plan to retain this qualification.

If the Bonus Plan is not approved by our shareholders, we may continue to pay bonuses under the Bonus Plan or other incentive arrangements or on a discretionary basis as we may determine necessary to recruit and retain employees based on performance goals under the Bonus Plan or standards established by the Board or the Compensation Committee from time to time. However, the bonuses will not be qualified performance-based compensation under Section 162(m), and as such, to the extent paid to executive officers covered by the deduction limitation in Section 162(m), will not be tax deductible.

Description of our 2006 Cash Bonus Plan

The following is a summary of the material features of the Bonus Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Bonus Plan, which is attached to this proxy statement as Appendix A.

Types of Awards; Eligibility.  The Bonus Plan provides for the payment of annual cash bonuses to management employees of the company and its affiliates. The number of employees, including our named executive officers, currently eligible to participate in the Bonus Plan is approximately 67,000.

Amount Subject to the Plan.  Target awards under the Bonus Plan are primarily expressed as a percentage of an eligible employee’s base salary. The maximum amount payable to any employee under the Bonus Plan with respect to any calendar year cannot exceed $14 million.

Term of the Plan.  No Section 162(m) awards will be made under the Bonus Plan with respect to any calendar year beginning after December 31, 2020. Awards granted after December 31, 2015 to our named executive officers that are based on the satisfaction of quantitative performance goals for which we seek a tax deduction for federal tax purposes will be conditioned on the prior re-approval of the Bonus Plan by our shareholders.

Administration.  The Bonus Plan is administered by the Compensation Committee, which has the authority to select employees to participate in the Bonus Plan, set applicable performance goals, determine whether the performance goals have been satisfied, interpret the Bonus Plan and provide rules and regulations relating to the Bonus Plan. The Compensation Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of the Bonus Plan.

Terms of Awards; Performance Goals.  The Compensation Committee will determine the terms and conditions of each award under the Bonus Plan. No award will be payable to a participant under the Bonus Plan until the Compensation Committee certifies that the performance goals associated with the award have been satisfied. Awards are paid as soon as practicable following the end of each applicable calendar year.

The Compensation Committee may establish company-wide, division-wide or individual goals for each calendar year, which may be quantitative performance standards or qualitative performance standards. For awards that are intended to be qualified performance-based compensation under Section 162(m), the quantitative performance standards may include financial measurements such as income, expense, operating cash flow, capital spending, numbers of customers of, or subscribers for, various services and products offered by us or one of our divisions, quantitative customer service measurements and other objective financial or service-based standards relevant to our businesses as may be established by the Compensation Committee. The qualitative performance standards may include customer service, management effectiveness, workforce diversity and other qualitative performance standards relevant to our businesses as may be established by the Compensation Committee.

For each calendar year, the quantitative performance goals for cash bonus awards to our named executive officers will be established by the Compensation Committee by not later than the 90th day of that year. The Compensation Committee will also determine whether the performance goals have been satisfied and the amount of awards paid under the Bonus Plan.

If there is a significant acquisition or disposition of assets, business division, company or other business operations that is reasonably expected to have an effect on the quantitative performance standard as otherwise determined under the terms of the Bonus Plan, the relevant performance objectives may be adjusted to take into account the impact of such transaction.

Withholding.  All award payments will be subject to withholding of applicable federal, state, local or other taxes.

Terminating Events.  In the event of a liquidation of our company or a transaction or series of transactions that results in a change in control of our company (as determined by our Board), the Compensation Committee will give at least 30 days’ notice to plan participants prior to the anticipated date of any such occurrence. The Compensation Committee may, in its discretion, provide in this notice that upon the completion of this event, any remaining conditions to the payment of an award under the Bonus Plan will be waived in whole or in part.

Amendment or Termination.  Our Board or our Compensation Committee may amend or terminate the Bonus Plan at any time. No award then granted under the Bonus Plan will be affected by any such amendment or termination without the written consent of the participant. Shareholder approval will be obtained for an amendment if it is determined to be required by applicable law, regulation or NASDAQ Global Select Market rules.

New Plan Benefits.  Future grants of awards, if any, that will be made to eligible employees are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The following table reflects the awards granted under the Bonus Plan in 2014.

2006 Cash Bonus Plan

Name and Position	2014 Awards(1)
Brian L. Roberts
Chairman of the Board, President and Chief Executive Officer	$9,000,542
Michael J. Angelakis
Vice Chairman and Chief Financial Officer	5,541,892
Stephen B. Burke
President and CEO of NBCUniversal	8,355,375
Neil Smit
President and CEO of Comcast Cable Communications	4,940,920
David L. Cohen
Senior Executive Vice President	2,938,187
All Executive Officers	32,787,869
Non-Executive Officer Director Group	–
Non-Executive Officer Employee Group	669,440,963

(1)	The amounts in this column represent annual performance-based bonuses earned by our named executive officers under our 2006 Cash Bonus Plan. For more information on our named executive officers’ achievement of their target bonus, please see “Executive Compensation — Compensation Discussion and Analysis — Compensation Decisions for 2014.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF OUR 2006 CASH BONUS PLAN.

SHAREHOLDER PROPOSALS

We received the following shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2015 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the text of the proposal and shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 4:  TO PREPARE AN ANNUAL REPORT ON LOBBYING ACTIVITIES

The following proposal and supporting statement were submitted by the Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, KS 66002 and Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904, Philadelphia, PA 19103.

WHEREAS, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

WHEREAS, we rely on the information provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

RESOLVED, the shareholders of Comcast request the Board authorize the preparation of a report, updated annually, disclosing:

1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments by Comcast used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. Comcast’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4. Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Comcast is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Comcast’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Comcast is a member of the Business Roundtable, which spent $26.28 million lobbying in 2012 and 2013. Comcast does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Comcast will disclose its non-

deductible trade association payments under Section 162(e)(1)(B) of the Internal Revenue Code. This disclosure only applies to political contributions and means Comcast is not disclosing payments used for lobbying, which are non-deductible under Section 162(e)(1)(A). This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions.

Comcast spent $33.56 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Comcast also lobbies. For example, Comcast spent more than $649,000 lobbying in California for 2013 (http://cal-access.ss.ca.gov/). Comcast does not disclose its membership in, or payments to, tax-exempt organizations that write and endorse model legislation, such as serving on two task forces of the American Legislative Exchange Council (ALEC). More than 90 companies, including CVS, Merck and Sprint Nextel, have publicly left ALEC.

We urge support for this proposal.

Company Response to Shareholder Proposal

We believe that it is both important and appropriate to communicate with lawmakers and regulators about the interests of our company, our employees, our shareholders and the communities in which we operate. In fact, in the highly regulated industries in which we primarily operate — the communications and media/entertainment industries — lobbying important legislative and regulatory issues is an absolute necessity to protecting our businesses and, ultimately, our shareholders.

We believe that the information that this proposal seeks to be disclosed is generally publicly available in appropriate detail, as in fact evidenced by the amounts noted in the proposal itself, and that implementing this proposal would require us to incur unnecessary expenses and divert management attention away from our primary business activities and would raise potential competitive concerns. For example:

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Information with respect to our political activities program is set forth in our Statement on Political and Trade Association Activity (the “Statement”), which is available for review at http://corporate.comcast.com/our-values/integrity/compliance-risk-management. The Statement is periodically reviewed by our Governance and Directors Nominating Committee and outlines the wide variety of public policy issues that impact our business. As noted in the Statement, for contributions made in 2014 and going forward, we have undertaken, with great time and effort, to voluntarily disclose on our website an annual report of all of our contributions, including by our own political action committees, to federal, state and local candidates, political parties, political committees, other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code and ballot measure committees, as well as the portion of any payments we make to certain trade associations that we know were used for political contributions, as defined by Section 162(e)(1)(B) of the Internal Revenue Code.

•	To be clear, as noted in the Statement, we do not, and we do not direct our employees or executive officers to:

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make independent expenditures or contribute to federal, state or local political committees that only make independent expenditures (so-called “SuperPACs”) or to any organization for the purpose of funding independent expenditures, or

¡	support any 501(c)4 organization for the purpose of funding political activity or any unregulated 527 political organization for the purpose of funding political advertising.

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As interactions with government entities are highly regulated, we take diligent steps to ensure that we are in compliance with applicable rules and regulations. Our lobbying activities are subject to the restrictions and reporting requirements of applicable law and our Code of Conduct, which is available for review under the “Corporate Governance” section of the Investors section of our website at www.comcastcorporation.com.

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Our lobbying activities are subject to various public disclosure requirements. As such, we already disclose most of our government lobbying interactions in accordance with registration and reporting requirements as required by federal law, each state and certain local jurisdictions. For example, we file quarterly reports with the U.S. Congress about our federal lobbying activities and the amount spent, which are publicly available at http://lobbyingdisclosure.house.gov. There are similar disclosure requirements in all fifty states. Federal and certain state laws also require that we disclose the portion of certain trade association dues that are used for lobbying activities, and trade associations are separately subject to strict public disclosure requirements regarding their lobbying activities. In fact, it is through these various disclosure requirements that the proponent has been able to obtain the very information included in its proposal, which reinforces that any shareholder interested in obtaining such information may readily do so.

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For a company in a highly regulated industry such as ours, providing information to government officials and making sure they fully understand the implications of their policy decisions is a necessary cost of doing business, and an extension of our right to petition our government. Requiring a company to go through the unnecessary burden of gathering and disclosing such costs — when much of the information is already publicly available — would be a waste of resources.

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We believe we benefit by participating in a number of industry and trade associations, which enable our access to business, technical and industry expertise and advance our commercial interests. While we may advise these associations of our views on particular subjects, they are independent organizations that represent the interests of all their members, who may have divergent views and interests. Additionally, in many cases, we are not aware of all of the associations’ activities.

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Finally, and importantly, this proposal could interfere with our ability to communicate with legislators and regulators and, more importantly, may require that we disclose proprietary information, putting us at a competitive disadvantage.

For the reasons set forth above, our Board believes that the requirements in this proposal are burdensome and an unproductive use of our resources and are not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5:  TO PROHIBIT ACCELERATED VESTING UPON A CHANGE IN CONTROL

The following proposal and supporting statement were submitted by the Board of Trustees of the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001.

RESOLVED: The shareholders ask the board of directors of Comcast Corporation to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.

Supporting Statement

Comcast Corporation (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, if the board decided to accelerate the vesting of stock options and restricted stock awards to the Company’s five senior executives in connection with a change in control on Dec 31, 2013, the senior executives could have received a total of $428 million, with $114 million going to the CEO.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, than an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Company Response to Shareholder Proposal

The proponent’s proposal seeks to impose a simple, “one-size-fits all” approach to an issue that (i) is not particularly relevant to our company given that our current equity compensation program does not provide for any automatic vesting of awards in connection with a change in control, and (ii) more importantly, would eliminate one of the cornerstones of effective corporate governance — namely, the informed decision-making process employed by directors who are bound by fiduciary duties under law to act in a manner they believe to be in a company’s and its shareholders’ best interests. As such, we do not believe that the proponent’s proposal is in the best interests of our company and shareholders for the reasons set forth below.

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We grant equity awards as part of our annual compensation program under our restricted stock plan and stock option plan. Neither of these equity plans provides for the automatic accelerated vesting of awards in connection with a change in control.

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None of our named executive officers’ (“NEOs”) employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and our Compensation Committee has no affirmative obligation to accelerate any such awards.

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None of our NEOs’ employment agreements, other than Mr. Brian L. Roberts, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”).

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Integral to our equity compensation program design is the fundamental belief that the Compensation Committee should retain the flexibility and discretion to determine whether, and under what circumstances, to accelerate all or part of an equity award in connection with a change in control. The proponent’s proposal, however, seeks to substitute for the Compensation Committee’s informed judgment the proponent’s view that the amount of time an employee is employed represents the extent to which an equity award is “earned.” The Compensation Committee, which is composed entirely of independent directors, is bound by fiduciary obligations under law to act in a manner that it believes to be in our best interests and the best interests of our shareholders. As such, the Compensation Committee, and not shareholders who are not bound by fiduciary obligations, should be able to exercise its judgment in determining what is in the best interests of our company and shareholders in a particular change in control transaction.

•

The Compensation Committee should have the ability to exercise its judgment, in accordance with its fiduciary duties, to protect executives, and all employees, against the potential forfeiture of all or a substantial portion of their equity awards upon a change in control. Equity compensation, which is inherently performance based, is a significant component of our executives’ total annual compensation. We believe that putting executives in a position to lose the opportunity to earn their equity awards undermines pay-for-performance objectives.

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The Compensation Committee’s ability to exercise its discretion is crucial to its ability to develop a competitive executive compensation program that fosters the achievement of our strategic, operational and financial goals. For example, allowing the Compensation Committee to retain the discretion to accelerate the vesting of some or all of an employee’s equity awards in connection with a change in control (i) would encourage employees, including our senior executives (who would be the most likely to be terminated in connection with a change in control), to remain with our company through a transaction while reducing uncertainty and distraction leading up to such an event and (ii) would potentially avoid conflicts of interest that could result if employees believed they were being penalized by losing incentive compensation as a result of a transaction that is outside of their control but is in the best interests of our shareholders.

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Imposing a restriction as the proponent proposes could adversely affect shareholder value, as it may be appropriate for the Compensation Committee to accelerate vesting to properly align our executives’ interests with those of our shareholders by incentivizing them to maximize value for shareholders in connection with a change in control transaction. In this regard, a recent independent academic study concluded that takeover premiums are significantly larger when the CEO of a target company receives the benefit of accelerated vesting as compared to when the CEO of a target company continues to vest in his or her awards after the transaction closes. (See Elkinawy, Susan and Offenberg, David, Accelerated Vesting in Takeovers: The Impact on Shareholder Wealth (November 7, 2011). Financial Management. Available at SSRN: http://ssrn.com/abstract=1975962.)

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Adopting the proponent’s proposal, where senior executives would be treated significantly worse than other employees who participate in our equity plans, serves no legitimate shareholder interest and undermines the objectives discussed above for the individuals most at risk of departure in connection with a potential change in control.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6: TO PROVIDE EACH SHARE AN EQUAL VOTE

The following proposal and supporting statement were submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021.

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company’s outstanding stock has one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 15-votes per share compared to less than one-vote per share for other shareholders. Without an equal voice, shareholders cannot hold management accountable.

GMI Ratings, an independent investment research firm, reported that each share of Class B Common stock had 15 votes. Each share of Class A Common stock had 0.1323 votes. Class A Special common stock had no right to vote.

Please vote to protect shareholder value:

Give Each Share An Equal Vote — Proposal 6

Company Response to Shareholder Proposal

Along with the respected and stable leadership of Brian L. Roberts, our Board believes that our dual class structure has contributed to our stability and long-term shareholder returns. Specifically, the Board believes that our ownership structure has helped protect our company from short-term pressures and allowed our Board and senior management to focus on our long-term success. The Board periodically evaluates our capital structure and believes that our structure, and the stability it promotes, has driven, and will continue to drive, long-term shareholder value for shareholders who are committed to holding our stock for extended periods.

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As a testament to this belief, since going public in 1972, our shares have outperformed leading stock indices by significant margins, including the S&P 500 by a margin of almost 2 to 1. An investor who bought 1,000 shares of Class A common stock in 1972 at the IPO price of $7 per share would have had, after various stock splits and reinvested dividends, $8.7 million in shares as of December 31, 2014.

Our Board believes that Mr. Roberts has been, and will continue to be, an extremely important part of the long-term success of our business.

Our dual class voting structure has existed since we went public in 1972. Prior to our acquisition of AT&T Corp.’s cable business in November 2002, Mr. Roberts beneficially owned stock representing approximately 87% of the combined voting power of all of our stock. In connection with that transaction, Mr. Roberts agreed to reduce his voting interest to a 33 1/3% non-dilutable interest. At the AT&T shareholders meeting relating to that transaction, the AT&T shareholders not only approved the transaction as a whole but also separately approved — at a rate of approximately 92% of votes cast — the governance terms of that transaction.

Our Board also believes that our history of being able to successfully raise capital for acquisitions and our other business needs provides evidence that the dual class voting structure does not impair our ability to raise additional capital or acquire other companies. Additionally, dual class voting structures are found in many other public companies, including First Amendment speaker media companies such as Viacom and CBS, as well as other leading companies like Berkshire Hathaway and Google.

Finally, under Pennsylvania law and our Articles of Incorporation, no recapitalization that affects the voting rights of our Class B common stock can be effected without the separate approval of Mr. Roberts, as beneficial owner of our Class B common stock, such that neither we nor the Board alone has the power to implement this proposal.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices and gives the context for understanding and evaluating the more specific compensation information for our named executive officers (“NEOs”) relating to 2014 contained in the tables and related disclosures that follow. Our NEOs are as follows:

•	Brian L. Roberts, Chairman and Chief Executive Officer

•	Michael J. Angelakis, Vice Chairman and Chief Financial Officer

•	Stephen B. Burke, President and Chief Executive Officer of NBCUniversal

•	Neil Smit, President and Chief Executive Officer of Comcast Cable Communications

•	David L. Cohen, Senior Executive Vice President

Executive Summary

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal. Comcast Cable is the nation’s largest provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand and also provides these services to businesses. In 2014, we entered into a merger agreement with Time Warner Cable and an agreement with Charter Communications contemplating three transactions, which, if consummated, would increase Comcast Cable’s U.S. footprint and number of customers. NBCUniversal operates a diversified portfolio of cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. With these two primary businesses, our NEOs are responsible for managing a more complex company than many of our peer companies and for helping to shape the future of media and technology.

In designing a compensation program for our NEOs, we start by evaluating our businesses’ objectives and take into account the complexity of our businesses to create a compensation program that is tailored toward furthering our company’s objectives.

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In our businesses, the quality and performance of our executives makes a substantial difference in our company’s performance, particularly in light of challenging competitive, regulatory and technological environments. We need uniquely talented and experienced individuals to perform for our highly competitive businesses. To address this issue, we do two things:

¡	First, we provide pay opportunity levels that are highly competitive.

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Second, we structure our long-term incentive program to be provided in restricted stock units (“RSUs”) (with performance conditions) and stock options, both generally with vesting periods longer than typical, as an explicit retention strategy and to tie the value ultimately realized to our long-term performance.

We believe that the combination of these elements furthers our shareholders’ interests in that they obtain the benefit of our executives’ services in an exceedingly competitive talent market for the long-term and our executives’ interests are strongly aligned with the interests of our shareholders.

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Cash generation is critical to our businesses, both in measuring the operating success of our businesses and in generating excess capital, which is not only necessary to maintain our existing businesses, but also to make growth and strategic capital investments that allow us to proactively anticipate technological and consumer behavior changes in a rapidly-changing competitive environment. Cash generation also supports our return of capital strategy for our shareholders in the form of dividend payments and share repurchases.

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To reinforce this critical aspect of our businesses, we use three quantitative performance goals in certain elements of our compensation program tied to (1) revenue — which serves as the top line component to our cash generation, (2) operating cash flow — which reflects the operational performance of our business, taking into account the costs of operating our business and

(3) free cash flow — which measures, among other things, the cash remaining after capital investments and allows us to repay indebtedness, make strategic investments and return capital to shareholders.

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The complexity of our businesses, overlaid with the impact of cyclical factors and macroeconomic factors, makes consolidated financial goal-setting a challenge for us. The work that our NEOs must do to successfully operate our businesses, including by working constructively, proactively and cohesively together, does not entirely lend itself to formulaic measurements, and a proper assessment requires the use of considerable business judgment.

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To address this, our compensation program empowers the Compensation Committee to employ discretion in determining a portion of annual cash bonus payments to NEOs and in awarding special performance-related bonuses from time to time. This design allows our Compensation Committee to employ a holistic evaluation process with extensive performance reviews, taking into account factors in and out of management’s control, while balancing it with our financial and shareholder outcomes, to get to a better result than a purely formulaic calculation would provide. While the use of discretion can often be associated with the lack of a performance orientation, in our case, our Compensation Committee employs a rigorous process to determine payouts on the qualitative portion of our annual cash bonus. Each year, when it determines quantitative bonus metrics, our Compensation Committee establishes a set of defined objectives, which may be tied to an NEO’s or our company’s overall performance or to key company initiatives, such as diversity. The Compensation Committee then critically evaluates our NEOs’ performance and the company’s progress on any company initiatives over the year based on the objectives it set. Additionally, the Compensation Committee evaluates the performance of our NEOs over the course of the year and, from time to time, may award special performance-related bonuses to reward exceptional performance or in light of an NEO assuming additional responsibilities.

Taken together, the interplay of these various elements provides a pay program that is strongly aligned with shareholder interests, retains a high quality executive team and compensates the executive team when they do the right things to help our businesses succeed.

2014 Business Highlights

All of our businesses operate in intensely competitive, and rapidly changing technological, environments. While our businesses also are extensively regulated, we face unique challenges in that Comcast Cable and NBCUniversal are subject to additional regulatory requirements due to the NBCUniversal transaction. Our board credits the leadership of Mr. Brian L. Roberts and the other members of our executive management committee (which is composed of all of our NEOs) for Comcast achieving such strong performance over the past several years.

We continued our strong consolidated financial performance in 2014.

(1)	Reconciliations of consolidated operating cash flow to operating income and consolidated free cash flow to net cash provided by operating activities are set forth on Appendix B.

•	Our Cable Communications and NBCUniversal businesses had strong performances in 2014:

¡	Cable Communications’ revenue increased 5.5% to $44.1 billion and operating income before depreciation and amortization (“operating cash flow”) increased 5.3% to $18.1 billion.

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NBCUniversal’s revenue increased 7.5% to $25.4 billion; when excluding $1.1 billion of revenue generated by the Sochi Olympics in 2014, revenue increased 2.9%. NBCUniversal’s operating cash flow increased 18.1% to $5.6 billion; excluding $130 million of operating cash flow generated by the Olympics, operating cash flow increased 15.3%.

•	We returned a total of $6.5 billion of capital to shareholders in 2014, by repurchasing $4.25 billion of our common shares and making four cash dividend payments totaling $2.3 billion.

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In February 2015, we announced an 11.1% increase in our dividend to $1.00 per share on an annualized basis — the 7th increase in 7 years. We also will repurchase $4.25 billion of our common shares in 2015, subject to market conditions.

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In February 2014, we entered into a merger agreement with Time Warner Cable, and in April 2014, we entered into an agreement with Charter Communications to sell and exchange certain cable systems and to spin-off certain cable systems to our shareholders following the Time Warner Cable merger. Both transactions remain subject to regulatory review and other conditions.

Even while generating over $8 billion in free cash flow, we continued to execute on key strategic initiatives, such as:

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Investing in our IP and cloud-enabled video platform, referred to as our X1 platform; our X1 platform is now available in all of the markets where we operate. We continue to deploy X1 set-top boxes and have launched our new Cloud DVR technology in over 50% of our markets.

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Deploying wireless gateways in the home that enable our residential high-speed Internet customers to receive higher Internet speeds and improve the use of multiple Internet-enabled devices at the same time.

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Continuing to invest in our network infrastructure by developing multiple tools to recapture bandwidth and optimize our network to allow for faster Internet speeds and capacity and in expanding our business services and our home security and automation services.

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Continuing to invest in NBCUniversal’s original programming and sports programming rights, including by extending NBCUniversal’s broadcast rights for the Olympic Games from 2022 through 2032 for $7.75 billion, and in new attractions at our Universal theme parks.

•	Executing on attaining key diversity milestones.

Compensation Program Highlights

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Our compensation program (summarized in “Elements and Mix of Our Compensation Program” on page 39) is designed to motivate, reward and retain our NEOs by including in their compensation both short-term and long-term performance-based components and to align their compensation with our shareholders’ interests. We use objective performance-based criteria tied to key financial and operating measures for our annual cash incentive plan and the vesting of RSUs, and a material portion of our NEOs’ compensation is in the form of equity, which is inherently tied to our stock price movement and the achievement of shareholder value. See also “Emphasis on Performance” and “Compensation Decisions for 2014” for further information.

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For 2014, the level of qualitative judgment employed in setting our target annual cash bonuses was reduced to 33% from 60% for Messrs. Roberts, Angelakis and Cohen and from 80% for Messrs. Burke and Smit in 2013. For 2015, the Compensation Committee has further reduced the qualitative portion of the target annual cash bonus to 15% for our NEOs other than Mr. Burke, whose qualitative portion will be 25%. See “Compensation Decisions for 2014 — Annual Cash Bonus” for additional information.

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Our option awards for our NEOs have among the longest vesting terms of any company — vesting over 9.5 years. Our RSUs generally vest over 5 years and are back-end weighted, with 40% vesting in the fifth year. See “Compensation Decisions for 2014 — Equity-Based Incentive Compensation” for additional information.

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Substantially all of our outstanding options, including all options held by our NEOs, are net settled; net settled options, as opposed to stock options exercised with a cash payment, result in fewer shares being issued and less dilution to shareholders.

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We do not maintain any defined benefit pension plans or supplemental executive retirement plans (SERPs) for our NEOs; instead, we offer a non-qualified and unfunded deferred compensation plan as our primary retirement vehicle generally to all employees with base salaries of at least $250,000. See “Compensation Decisions for 2014 — Deferred Compensation” for additional information.

•	Various policies, as discussed in more detail in “Other Policies and Considerations,” further reinforce our performance-based compensation program, such as:

¡	We maintain robust stock ownership guidelines; in 2014, we further increased our CEO’s stock ownership requirement from needing to own shares worth at least 5x his base salary to 10x his base salary.

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Our executive officers and directors are prohibited from using any strategies or products to hedge against potential changes in the value of our stock. Stock can be pledged only in limited circumstances; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

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Our NEOs are required to reimburse us for any benefits that would be considered perquisites. We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

Pay for Performance

As more fully discussed in “Emphasis on Performance” starting on page 37, we believe that our compensation program is well aligned to our performance.

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While our performance measures are “absolute” in nature, our Compensation Committee also reviews our performance measures on a “relative” basis compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. Based on these reviews of our performance in 2014, our compounded annual growth rates over the past five and ten years for operating cash flow and revenue have been at the top of our entertainment/media industry peer group and in the top two quartiles of our other peer groups, and we believe that we use an appropriate portion of our operating cash flow to support our compensation program. See “Use of Competitive Data” and “Pay Program Validation” starting on pages 41 and 43, respectively, for more information.

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Our Class A common stock and Class A Special common stock performance over each of the last one, three and five-year periods has exceeded the performance of our transmission/distribution and entertainment/media industry peer groups and supports our intended philosophy to target compensation around the median of our entertainment/media peers and in the upper quartile of our transmission/distribution and general industry peers.

	Cumulative Total Returns (as of December 31, 2014)[1]
	Class A Common Stock	Class A Special Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	13%	17%	8%	5%	14%	14%
Three-Year	157%	157%	132%	85%	74%	75%
Five-Year	278%	297%	237%	142%	121%	105%

(1)	Cumulative returns for each of the peer groups are based on the composition of our 2014 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings.

Summary 2014 CEO and NEO Compensation

CEO Pay Changes from Prior Year. Mr. Roberts’ base salary increased by 2.5%, the first increase in the past six years. In light of our strong 2014 performance, Mr. Roberts received 105% of his target annual cash bonus, or $9.0 million. He also received grants of stock options and RSUs, with grant date value of approximately $5.4 million and $5.3 million, respectively, representing nearly the same value granted to him in 2013. We also credited Mr. Roberts’ deferred compensation account with $3.6 million, a 5% increase from last year. As a result, excluding the change in his deferred compensation earnings, Mr. Roberts’ total compensation for 2014 was flat to that in 2013.

Other NEO Pay Changes from Prior Year. Compensation actions for our other NEOs in 2014 reflect their strong contributions to our overall performance, as well as the performance and operation of each NEO’s respective business or function. The annual cash bonuses for each of these NEOs were paid at 105% of their target, and annual RSU and option awards were generally similar in grant date values to those granted in 2013, with the exception of Mr. Burke, who received an increase of approximately 8% and 14% in the value of RSU and option awards, respectively, as well as an additional $2.5 million Company contribution to his deferred compensation account, on account of NBCUniversal’s extraordinary performance. In addition, Mr. Smit received a performance-related award of $4.0 million in performance-based RSUs and a $1.0 million Company contribution to his deferred compensation account in connection with his entering into a new employment agreement in December 2014 as a result of his outstanding work in leading Comcast Cable and the integration planning for the Time Warner Cable and Charter transactions. The base salaries of these NEOs were increased in March 2014 by 2.5%. Total compensation for these NEOs also was affected by the year-over-year changes in their respective deferred compensation account balances.

See “Compensation Decisions for 2014” starting on page 46 for additional information on the NEO’s 2014 compensation.

Results from Last Advisory Vote on Executive Compensation

At our 2014 annual meeting, our shareholders approved by 93% of the votes cast, on an advisory basis, the 2013 compensation of our NEOs. Our next vote will be held in 2017 with respect to 2016 compensation. The Compensation Committee has carefully considered the results of the 2014 advisory vote on executive compensation and has discussed our executive compensation program and our annual meeting voting results with Hay Group, the Compensation Committee’s independent compensation consultant. The Compensation Committee also considered shareholder feedback that we received through dialogue with various shareholders and proxy advisory services regarding our executive compensation and is committed to our continued engagement with shareholders to fully understand diverse viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. (For information on our shareholder engagement generally, including as it relates to general corporate governance matters, please see “General Information — Shareholder Engagement” on page 3.) Our Compensation Committee, with the assistance of Hay Group, continues to evaluate our compensation program design. Following these deliberations and discussions, the Compensation Committee believes that its policies and decisions are consistent with our compensation philosophy and objectives discussed below and align, without incenting inappropriate risk taking, the interests of our NEOs with our long-term goals and the interests of our shareholders.

Emphasis on Performance

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The Compensation Committee’s emphasis on performance is evidenced by our program design, incorporating both objective financial goals (in the case of the annual cash bonus and the vesting of performance RSUs) and subjective evaluation criteria. The combination of internally measured (financial performance) and externally measured (stock price as reflected in stock options and RSUs) performance provides both short-term and long-term performance components in the compensation structure of our NEOs. See “Elements and Mix of Our Compensation Program” on page 39.

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Our compensation program’s emphasis on performance, especially equity-based compensation, aligns the compensation structure with our shareholders’ interests in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. Because a material portion of compensation for each NEO is in the form of equity, a significant portion of each NEO’s compensation is inherently tied to stock price movement and the achievement of shareholder value.

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Total performance-based compensation in 2014 (using the grant date value of stock options and RSUs and including special awards paid as performance-based compensation) was a significant percentage of the NEOs’ total compensation (excluding deferred compensation earnings), as reflected in the chart and table below. We do not include deferred compensation earnings because, like all employees in our deferred compensation plans, the NEOs make their own investment decisions as to how much of their salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix

(Excluding Deferred Compensation Earnings)

Total performance-based compensation (calculated in accordance with the paragraph above) as a percentage of total compensation in 2014 for our other NEOs was as follows:

Mr. Angelakis	79%
Mr. Burke	70%
Mr. Smit	83%
Mr. Cohen	75%

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Our quantitative performance metrics — revenue, operating cash flow and free cash flow — are meaningful measures of our performance that can be affected by the decision making of our NEOs. Measuring performance for our NEOs for these purposes using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the NEOs, as the members of our executive management committee, to achieve our most important performance goals for the year.

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The Compensation Committee does not condition incentive-based compensation award achievement on a total shareholder return (TSR) metric, as it seeks to motivate our NEOs by setting company-specific quantitative and qualitative performance goals that are directly linked with our NEOs’ management of our businesses rather than using a TSR metric that can be significantly affected by external factors such as economic and market conditions that they cannot control. The Compensation Committee also believes that using a TSR metric could lead to an undesirable focus on short-term results at the expense of long-term performance.

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The Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for the NEOs to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our enterprise risk management process.

Elements and Mix of Our Compensation Program

We view the executive compensation program on a “portfolio” basis. The following chart illustrates our view of the significant aspects of our portfolio.

Type	Element	Why We Use It	Compensation Highlights
Fixed	Base Salary	• Necessary to attract and retain our NEOs. • Serves as a baseline measure of an NEO’s value. • Guaranteed compensation in exchange for investing in a career with us.	• Salary level is based on individual performance, level of achievement of performance goals and any increase in duties and responsibilities.
Deferred Compensation Plans

•   One of our primary tools to attract and retain NEOs.

•   Retention incentive gets stronger as the account balance grows; the crediting rate is materially reduced following termination of employment.

•   We do not offer any pension or other defined benefit-type plan.

•   Provides a simple, transparent, tax-efficient vehicle for long-term value accumulation.

•   Amount of company contributions is determined as part of an overall evaluation of individual performance, any increase in duties and responsibilities and retention.

•   Receipt of RSUs may be voluntarily deferred; the value of RSUs ultimately received is based on stock price when deferral lapses or upon diversification into cash deferred compensation.

Variable, Short-Term, Performance Based	Annual Cash Bonus

•   Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.

•   Target bonus is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation.

•   Supports our objective that NEOs must balance achieving satisfactory or better current year (short-term) results with long-term value creation.

•   Bonus is at risk for performance — 100% of the target bonus is not paid unless 100% of the goals are met; no bonus is paid unless the minimum performance goal is achieved.

•   Based on objective performance metrics (revenue, operating cash flow and free cash flow), but also includes a qualitative portion based on achievement of key initiatives, such as diversity.

Special Awards

•   Rewards an NEO for extraordinary performance, attainment of strategic milestones or unanticipated additional responsibilities.

•   May also be used in connection with an employment agreement renewal or extension, which provides a strong retention tool.

•   Form of bonus can vary, depending on primary goals/purposes for the grant.

• Amount and form of awards are based on individual performance and any increase in duties and responsibilities.
Variable, Long-Term, Performance Based	Annual Stock Option Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Use one of the longest vesting periods among our peers (9.5 years) to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Stock price must appreciate for stock options to deliver value.

•   Generally vest over a 9.5 year period: 30% on the 2nd anniversary of the date of grant, 15% on each of the 3rd through 5th anniversaries, 5% on each of the 6th through 9th anniversaries and 5% on the 9.5 year anniversary.

Annual Performance-Based RSU Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Back-end weighted vesting term used for most RSU grants creates a meaningful retention tool.

•   Use one of the longest vesting periods among our peers for most grants to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Vesting is dependent upon achievement of one or more performance goals.

•   Ultimate value of shares acquired upon vesting depends on stock price.

•   Generally vest over 5 years and are back-end weighted: 15% vest after 13 months, an additional 15% on each of the 2nd through 4th anniversaries and 40% on the 5th anniversary; Mr. Roberts’ RSUs vest 100% after 13 months.

•   May have shorter vesting terms on account of extraordinary performance.

Compensation Decision-Making Process

Compensation Committee’s Role and Process

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

Each year, the Compensation Committee reviews:

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The nature and amounts of all elements of the NEOs’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances.

•	Each element of the NEOs’ compensation for internal consistency.

•	Various analyses provided by the independent compensation consultant, including the following that were reviewed in 2014:

¡	an assessment of the composition of our peer groups;

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a competitive pay assessment (comparing NEO compensation to that of executives holding comparable positions at our peer group companies as disclosed in proxy statements and to broad groups of companies in published surveys);

¡	a target pay mix analysis (analyzing components of pay compared to those of our peer group companies (e.g., fixed vs. variable, cash vs. equity-based, short-term vs. long-term));

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a financial performance review (comparing our performance relative to our peer group companies with respect to growth in operating cash flow, free cash flow, revenue, return on investment and total shareholder return);

¡	a compensation sharing analysis (analyzing the portion of our operating cash flow and free cash flow that is used for NEO compensation as compared to our peer group companies);

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an incentive compensation design analysis (analyzing, for our annual cash bonus, the number and type of performance measures, the payout leverage and the use of discretion, and for our annual equity awards, the number and type of components (e.g., performance-based RSUs and stock options), the type of performance measures and the payout leverage); and

¡	an analysis of share dilution resulting from, and annual usage rates in, our equity-based compensation plans.

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the NEOs’ work over that period and reflects the achievement of our long-term goals, and conversely, that lesser amounts realized on prior years’ compensation reflect a lack of achievement of our long-term goals. As such, the Compensation Committee believes that realized or realizable equity compensation is inherently aligned with our long-term performance and shareholders’ interests.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each NEO. This process includes subjective criteria and involves the exercise of discretion and judgment. While the

Compensation Committee considers various quantitative data, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each NEO). The Compensation Committee also believes it should retain discretion to adjust the compensation of an NEO from time to time on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. See “Assessing NEO Performance” below for information on how the Compensation Committee assessed performance in 2014.

Role of Compensation Consultants

The Compensation Committee has directly engaged Hay Group as its own compensation consultant. In determining 2014 compensation, the Compensation Committee directed Hay Group to provide it with various compensation analyses as described above; Hay Group did not recommend or determine compensation levels or elements, performance targets or compensation plan design. Hay Group did not provide any other services to Comcast in 2014 other than providing access to online compensation data. The Compensation Committee assessed Hay Group’s work as required under SEC rules and concluded that its work for the Compensation Committee in 2014 did not raise any conflicts of interest.

Use of Competitive Data

The results of the peer group and compensation survey analyses discussed below, as well as the other analyses referred to above, are considered important and valuable by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information only as one of several considerations to inform its decision and put its experience in context in determining compensation levels (and when to change compensation levels).

Peer Groups. Our company is uniquely positioned among our peers, owning both Comcast Cable, which distributes content, and NBCUniversal, which is a creator of content. As such, all of our NEOs are responsible for managing a more complex company than many companies in our peer groups.

In preparing to make its compensation determinations for 2014, the Compensation Committee reviewed its prior peer group determinations and confirmed that it should use the entertainment/media peer group as its primary point of reference. As secondary measures to inform its judgment, the Compensation Committee also maintained the use of the transmission/distribution peer group and the general industry peer group. Together, these three peer groups reflect the prominence of our two primary businesses in their respective industries and the size, scope and complexity of our businesses and enhance the Compensation Committee’s deliberations by allowing it to review practices and outcomes that are distinctive to each peer group.

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Entertainment/Media Peer Group.  The Compensation Committee pays particular attention to the entertainment/media peer group because it believes our stock price has a strong correlation with certain of these peer group companies and this peer group has special relevance with respect to competition for executive talent. The business expertise of employees in this industry is highly correlated to our needs, not only as a leading media and entertainment company, but as the largest U.S. cable company. Increasingly, media companies are looking for new ways to distribute and monetize their content, both directly to consumers through the Internet and indirectly through video distributors. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to those companies’ executives being attractive to us.

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Transmission/Distribution Peer Group.  Comcast Cable is the nation’s largest provider of video, high-speed Internet and voice services to residential customers and also provides these services to small and medium-sized businesses. Many companies in this peer group are among Comcast Cable’s primary competitors.

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General Industry Peer Group.  Our revenue and market capitalization rank us among the largest companies in the United States. This peer group includes companies in the consumer products and services, industrial, technology and financial services sectors with revenue and market capitalization levels similar to ours.

For 2014, these three peer groups were composed as follows:

Entertainment/Media	Transmission/Distribution[1]	General Industry[1]
• CBS Corporation • Twenty-First Century Fox, Inc. • Time Warner Inc. • Viacom Inc. • The Walt Disney Company	• AT&T Inc. • CenturyLink, Inc. • DISH Network Corporation • DIRECTV, Inc. • Sprint Corporation • Time Warner Cable Inc. • Verizon Communications Inc.

•  Apple Inc.

•  3M Company

•  The Boeing Company

•  Caterpillar Inc.

•  Cisco Systems, Inc.

•  The Coca-Cola Company

•  Deere & Co.

•  DIRECTV, Inc.

•  E. I. du Pont de Nemours and Company

•  Express Scripts Holding Co.

•  Google Inc.

•  Halliburton Company

•  Honeywell International Inc.

•  Intel Corporation

•  International Business Machines Corporation

•  Johnson & Johnson

•  Lockheed Martin Corporation

•  McDonalds’ Corporation

•  McKesson Corporation

•  Merck & Co. Inc.

•  Microsoft Corporation

•  Oracle Corporation

•  PepsiCo, Inc.

•  Pfizer Inc.

•  Procter & Gamble Co.

•  UnitedHealth Group Incorporated

•  United Parcel Service, Inc.

•  United Technologies Corporation

•  Verizon Communications Inc.

•  The Walt Disney Company

(1)	The peer group companies in bold were added for 2014 in connection with Hay Group’s review of our peer groups. In addition, the general industry peer group was reformulated in 2014 to not only include companies with similar revenue and market capitalization, but also to consider the financial performance of the companies.

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Our peer group analyses indicate that overall, with respect to the mix of fixed vs. variable, cash vs. equity-based and the types of equity-based vehicles used, our “pay at risk” practices are generally aligned with peer group practices, although Mr. Roberts’ compensation does have somewhat more emphasis on fixed compensation and less on annual equity awards than our peers. Our Compensation Committee believes it is appropriate to provide Mr. Roberts with slightly more fixed compensation in light of his very significant stock holdings in our company, which provides meaningful shareholder alignment and long-term focus.

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Comparisons for (i) Mr. Roberts were made to peer chief executive officers of other companies for all peer groups, (ii) Mr. Angelakis were made to peer chief financial officers for all peer groups, (iii) Mr. Burke were made to peer chief executive officers of the entertainment/media peer group and by ordinal rank (i.e., the position in the “Summary Compensation Table for 2013”) for the entertainment/media and general industry peer groups, (iv) Mr. Smit were made to peer chief executive officers of the transmission/distribution peer group and by ordinal rank for the transmission/distribution and general industry peer groups and (v) Mr. Cohen were made by ordinal rank for all peer groups. Additionally, as a means to further inform the Compensation Committee, comparisons for Messrs. Burke and Smit were made to chief executive officers of general industry peer groups with revenues similar in size to those of their respective business units.

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The Compensation Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer groups; instead, it reviews our peer group analyses, as well as the other analyses discussed immediately below under “Pay Program Validation,” both to validate our compensation program design and to inform its judgment in determining target compensation.

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The Compensation Committee generally seeks compensation to be competitive (around the median) with the entertainment/media peer group, to which, as noted above, the Compensation Committee pays particular attention.

¡	The Compensation Committee generally seeks compensation to be in the upper quartile for the transmission/distribution and general industry peer groups as a supplemental point of reference.

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The compensation we provide varies among the peer groups and individual companies within a group in its relationship to the reference points above. In reviewing target compensation levels for 2014, Mr. Roberts’ target total compensation, including the value of Company deferred compensation contributions, fell below the 25th percentile of the entertainment/media peer group. Otherwise, our NEOs’ total compensation for 2014 generally met or exceeded the reference points.

Pay Program Validation. The Compensation Committee annually reviews our financial performance as compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. In particular, it believes our executives should be rewarded when our key financial performance metrics are among the top of our peers. The following analyses demonstrate that our pay program is both well aligned from a relative financial performance perspective and uses an appropriate portion of operating cash flow and free cash flow to support it as compared to our peers. It also supports our use of revenue, operating cash flow and free cash flow as performance metrics for our annual cash bonus and annual RSU grants.

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Our operating cash flow and revenue compounded annual growth rates generally have been in the top quartile of our three peer groups, in all instances with the highest growth rate among our entertainment/media peers, over the 5-year and 10-year periods ended December 31, 2013 and 2014. Our free cash flow compounded annual growth rates were in the top quartile of our three peer groups over the 5-year period ended December 31, 2013 and around the median for the 5-year period ended December 31, 2014.

•	Our share dilution and annual share usage (or, overhang and burn rates) for share-based compensation are within the range of market practices.

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With respect to compensation sharing, the portion of operating cash flow and free cash flow used to pay the NEOs’ annual cash bonus, total cash compensation (base salary plus target annual cash bonus and Company deferred compensation contributions) and total remuneration (total cash compensation plus equity-based compensation) generally aligns with our financial performance. The portion of our operating cash flow and free cash flow that we use to pay these types of compensation varies by type, but generally is in the lower quartile of our entertainment/media peers and in the top quartile of transmission/distribution and general industry peers.

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The Compensation Committee reviewed a Hay Group compensation survey analysis in which base salary, total cash compensation and total remuneration for each NEO were measured against published compensation survey data for functionally comparable positions among broad groups of companies of similar size to us. This analysis concluded that, while our NEOs’ total compensation was relatively high on a competitive basis, our financial performance was also generally high relative to our peers as stated above.

The Compensation Committee did not use any Hay Group analysis, or any of the surveys included in any such analysis, to benchmark our NEO compensation, but instead used the analysis to understand the current compensation practices for comparable job functions of a broad cross-section of companies across varied industry lines but with revenue sizes that are within a range close to ours.

Assessing NEO Performance

In determining an NEO’s individual compensation, the Compensation Committee:

•	Sets specific factors to be used in evaluating Mr. Brian L. Roberts, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs.

•	Assesses each NEO’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, as well as the importance of retaining the NEO.

•	Evaluates each NEO’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals.

•	Evaluates our overall prior year performance, both in terms of financial results and progress on strategic initiatives, including a comparison of our performance to our competitors.

NEO Evaluations

The Compensation Committee employs a rigorous process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to an NEO’s base salary and annual equity award, the attainment of qualitative objectives for our annual cash bonus and awarding any special performance-related bonuses.

Company Performance. The Compensation Committee considers overall performance of our company when approving pay decisions for our NEOs. Despite intensifying competition and an uncertain regulatory environment, in 2014, we delivered healthy growth in revenue and operating cash flow, added meaningful numbers of customers, generated substantial free cash flow and returned significant capital to shareholders, all while negotiating and planning for the integration of the Time Warner Cable and Charter Communications transactions. We achieved these results while continuing the successful management of our balance sheet, allowing us liquidity and access to capital when needed during the year and avoiding any near or medium-term risk associated with debt repayment requirements.

NEO Performance. All of our NEOs provided critical strategic vision and leadership to our company as we continue to shape the future of technology and media. The NEOs were instrumental in negotiating the transactions with Time Warner Cable and Charter Communications and in ensuring we have appropriate integration plans in place for when the transactions close, while maintaining our focus on our day-to-day operations. The NEOs fostered team building and collaboration among the senior leadership teams of both Comcast and NBCUniversal to further reinforce our “one Company” culture, with each NEO continuing to exert additional efforts on strategic issues, cultural integration and transition execution related to the NBCUniversal transaction. Our Project Symphony continues to be a strong driver of business results at both Comcast and NBCUniversal, which is supported by cross-company cooperation on technology initiatives such as TV Everywhere, advanced and interactive advertising and electronic sell through.

Not only did the Compensation Committee recognize the exceptional performance of our NEOs in 2014, but Messrs. Roberts and Angelakis received first place rankings in 2014 for best media sector CEO and CFO, respectively, by buy-side investors in Institutional Investor magazine.

In assessing NEO performance, our Compensation Committee considered each NEO’s progress on various strategic initiatives, including those described on page 34 above. In particular:

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Mr. Roberts was instrumental in continuing to shape the strategic vision of our company, including our decision to pursue the Time Warner Cable and Charter Communications transactions. He also continued to demonstrate strong leadership among our NEOs and senior leadership team in championing our technology initiatives, in focusing on the customer experience, in creating a culture of integrity and compliance and in reinforcing our “one Company” culture and diversity initiatives.

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Mr. Angelakis provided critical financial and strategic leadership to our company, including to our corporate development and strategy functions and initiatives, most particularly in the negotiations of and the integration planning for the Time Warner Cable and Charter Communications transactions. He successfully managed our balance sheet, which enabled us to return $6.5 billion of capital to shareholders in 2014, including an additional $1.25 billion of stock repurchases following our shareholders’ overwhelming approval of the Time Warner Cable transaction. Mr. Angelakis also ensured that our capital allocation framework supported all of our business initiatives and strategies.

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Mr. Burke successfully managed NBCUniversal, which had revenue growth of 7.5%, or 2.9% when excluding $1.1 billion of revenue generated by the Sochi Olympics in 2014, and operating cash flow growth of 18.1% in 2014. We believe Mr. Burke’s strategic vision (including his commitment to continuing to invest in our programming assets and theme park attractions) has been a critical factor in NBCUniversal attaining such strong results.

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Mr. Smit successfully managed Comcast Cable, which had revenue growth of 5.5% and operating cash flow growth of 5.3% in 2014, while leading Comcast Cable through integration planning for the Time Warner Cable and Charter Communications transactions. Mr. Smit has strengthened our leadership team in the field and has improved customer operating metrics, even with increased activity levels created by the acceleration of new products, such as our X-1 video platform, Cloud DVR technology and wireless gateways.

•

Mr. Cohen provided critical leadership to our corporate communications, governmental relations and external affairs functions, including his continuing to lead us through the regulatory approval process for the Time Warner Cable and Charter Communications transactions. He also has been critical in our integration planning for the Time Warner Cable and Charter transactions and has effectively managed his other significant administrative responsibilities by continuing to lead our diversity initiatives and community investment functions. Through Mr. Cohen’s leadership, we continue to execute on our diversity initiatives, which reach far beyond our efforts to diversify our workforce and span both Comcast Cable and NBCUniversal. We also are the cable industry’s leader on making cable services more accessible to individuals with disabilities, as evidenced by our development of the nation’s first talking video TV interface and voice-activated remote control.

Compensation Decisions for 2014

Base Salary

The Compensation Committee increased Mr. Roberts’ base salary by 2.5% in March 2014 for the first time in six years. The Compensation Committee also increased the base salaries of Messrs. Angelakis, Burke, Cohen and Smit by 2.5% in March 2014. Additionally, pursuant to a new employment agreement entered into in December 2014, Mr. Smit’s base salary will increase by 15.5% in March 2015.

Annual Cash Bonus

Our cash bonus plan, which was approved by our shareholders, provides a variable and performance-based element to annual cash compensation.

•	The target bonus opportunity amount in 2014, expressed as a percentage of salary, was 300% for Messrs. Roberts, Angelakis, Burke and Smit and 200% for Mr. Cohen.

•

Under our cash bonus plan, a threshold quantitative performance goal must be satisfied as a condition for any bonus payment to occur. For 2014, this threshold performance goal was that our consolidated operating cash flow in 2014 must be at least 101% of that in 2013, and this was achieved.

•

Because this threshold goal was achieved, for 2014, up to 67% of each NEO’s target bonus payment amount was based on quantitative goals (consolidated revenue, consolidated operating cash flow and consolidated free cash flow) and up to 33% was based on qualitative goals. The qualitative portion of the NEOs’ bonuses was based on the Compensation Committee’s determination of their level of achievement in contributing to the overall management of Comcast, including the continuing management of Comcast Cable (for all NEOs other than Mr. Burke) and NBCUniversal (for all NEOs other than Mr. Smit) and the continuing focus on critical diversity and customer service metrics.

•

As a result of our strong performance during 2014, of a potential maximum bonus payment of 200.5% of the NEOs’ target bonuses, the Compensation Committee considered it appropriate to award bonuses based on actual achievement of the quantitative and qualitative goals of approximately 118% of the target bonuses. However, prior to any such determination, the NEOs requested that they not receive more than 105% of their target bonuses to more closely align their bonus outcomes with those of other management employees. After considering this request, the Compensation Committee determined to limit the NEOs’ 2014 cash bonus awards to the level requested by them.

•

The table below provides further details of our 2014 cash bonus plan, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded. All targets were exceeded.

Goal	Achievement Range (in billions)	(% of target bonus)
Consolidated Operating Cash Flow	≤ $22.15 > $22.15 – $22.75 > $22.75 – $22.85 > $22.85 – $23.25 or more	0% 14% – 31.5%(1) 35% 38.5% – 52.5%(1)
Actual 2014 Achievement	$22.92	38.5%
Consolidated Free Cash Flow	≤ $6.95 > $6.95 – $7.55 > $7.55 – $7.65 > $7.65 – $8.05 or more	0% 8% – 18%(1) 20% 22% – 30%(1)
Actual 2014 Achievement	$8.17	30%
Consolidated Revenue	≤ $66.65 > $66.65 – $67.85 > $67.85 – $68.15 > $68.15 – $68.95 or more	0% 4.8% – 10.8%(2) 12% 13.2% – 18%(2)
Actual 2014 Achievement	$68.78	16.8%
Qualitative Goal(3)		0% – 100%
Actual 2014 Achievement		33.0%
% of Target Bonus Achieved for 2014		118.3%
% of Target Bonus Paid for 2014		105.0%
Actual Bonus for 2014	Roberts: $9,000,542 Angelakis: $5,541,892 Burke: $8,355,375	Smit: $4,940,920 Cohen: $2,938,187
(1)	Determined based on incremental increases of $100 million.

(2)	Determined based on incremental increases of $200 million.

(3)	The qualitative portion of the annual cash bonus was determined based on predetermined objectives tied primarily to the NEOs’ collective management of our company, each NEO’s individual management of his respective function and the attainment of critical diversity and customer service metrics.

Equity-Based Incentive Compensation

The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by extending the vesting period for options and RSUs granted under our annual award program over a longer time period than most other large public companies, though RSUs granted to Mr. Roberts generally vest in full 13 months after the date of grant.

•

In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each NEO, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

•

The grant date value of equity-based compensation in our annual award program has not materially increased over the last several years, although the annual equity award for Mr. Burke increased by approximately 40% in 2014 as a result of NBCUniversal’s extraordinary performance in 2013.

•	RSUs and stock options each represented approximately 50% of the total value of equity awards granted to Mr. Roberts under our annual award program, while the mix varied among the other NEOs in 2014.

•

Shares under RSUs granted in March 2014 as part of our annual award program vest in their first scheduled year of vesting if performance goals have been achieved with respect to any prior year; any shares that did not vest in the first scheduled year of vesting because of the failure to achieve applicable performance goals are carried over to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If applicable performance goals are not achieved by the final potential vesting date, any unvested shares are forfeited.

•

For RSUs granted in March 2014 as part of our annual award program, the Compensation Committee established the performance goal as consolidated operating cash flow being at least 101% of the prior year’s consolidated operating cash flow (in which event the NEOs would receive 100% of the service vested portion of the award). Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal.

Deferred Compensation

The deferred compensation plan available to our NEOs allows certain employees, including all employees with base salaries of at least $250,000, to defer the receipt of cash compensation (i.e., base salary and annual bonus). In addition, our NEOs have specified amounts credited to their deferred compensation plan account, in each case, as described below under “Agreements with Our Named Executive Officers.” The deferred compensation plan is not tax qualified and is unfunded; account balances are unsecured and at-risk and may be forfeited in the event of a company bankruptcy. As of January 1, 2014, the interest crediting rate on deferred compensation account contributions was reduced to 9% from 12%, although it will remain at 12% for (i) compensation that was originally earned before 2014 (including any subsequent redeferrals), (ii) Company deferred compensation contributions made pursuant to employment agreements entered into before 2014 and (iii) certain future contributions depending generally on whether a participant’s account balance at certain points during the five-year period ending December 31, 2013 was higher than the participant’s balance at specified future times. Our deferred compensation plan is described in more detail below under “Nonqualified Deferred Compensation in and as of 2014 Fiscal Year-End.”

The Compensation Committee reviewed the deferred compensation plan balances of our NEOs and other key senior executives in 2013 and 2014 and annually reviews the embedded and projected costs of this plan.

Special Performance-Related Awards

From time to time, the Compensation Committee may grant cash bonuses or equity awards or make additional contributions to an NEO’s deferred compensation plan on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. The Compensation Committee grants these additional awards not only as a reward for extraordinary past performance, but also to motivate our executives to continue operating at such high levels of performance. See “Executive Summary” for additional information on the Compensation Committee’s use of discretion in awarding special performance-related bonuses.

In connection with entering into a new employment agreement in December 2014, Mr. Smit received a $5 million performance-related bonus, as described below in “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Smit — Other Compensation,” as a result of his outstanding work in leading both Comcast Cable’s industry-leading performance, including in transforming the development and use of technology in all aspects of the cable business, and the integration planning for the transactions with Time Warner Cable and Charter Communications.

Other Policies and Considerations

Stock Ownership Guidelines

We have a stock ownership policy for members of our senior management, including our NEOs, which is available on our website, www.comcastcorporation.com. Under these guidelines, Mr. Roberts is expected to own our stock in an amount equal to at least ten times his annual base salary, and the other NEOs are expected to own our stock in an amount equal to at least three times their annual base salaries. This policy is designed to increase the NEOs’ ownership stake in our company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the NEO and shares credited to the NEO under our employee stock purchase plan, which must be held for one year from the date credited, but “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan (although none of our NEOs holds any stock in a margin account or has pledged any stock as collateral). In addition, “ownership” includes 60% of the shares owned under our 401(k) plan, deferred vested shares under our restricted stock plan and the net number of shares deliverable upon the exercise of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our NEOs were in compliance with the requirements of our stock ownership policy as of December 31, 2014. If a member of our senior management is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities, Hedging and Pledging

Our trading policy prohibits our executive officers and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with the prior approval of our General Counsel. This seeks to ensure that the executive officers will not trade in our securities at a time when they are in possession of material, nonpublic information. In addition, our executive officers and directors are prohibited from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock. Executive officers and directors also may not hold Comcast stock in margin accounts or pledge our stock as collateral for a loan, unless it is approved by the Chair of our Governance and Directors Nominating Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both our average daily trading volume and the total value of Comcast stock held by such person, as well as such person’s ability to repay any loans secured by Comcast stock or to substitute other assets as collateral.

No Automatic Payments in Connection with a Change in Control

We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and Compensation Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment

Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” table on page 64. These compensation arrangements are contained in each NEO’s employment or other agreements, which are summarized below under “Agreements with Our Named Executive Officers,” and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to nonexecutive employees upon termination of employment.

Award Timing

As has been the practice in the past, our annual equity incentive awards are granted each year on the second bi-weekly pay date in March. These annual awards are approved by the Compensation Committee at a meeting on or prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules.

Recoupment Policy

We have an incentive compensation recoupment policy providing that, if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and they will review it following the adoption of rules regarding recoupment policies arising under the Dodd-Frank Act.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices with respect to tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. When the Compensation Committee determines it to be appropriate, it designs compensation to provide for tax deductibility, taking into account the terms of our employment agreements and related contractual commitments and any other factors it determines to be relevant. For example, one of the reasons we generally include a performance condition in RSU awards to our NEOs is to be able to obtain a tax deduction for their compensatory value. In the exercise of its business judgment, the Compensation Committee has awarded, and may in the future award, compensation that is not tax deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. Our employment agreements with our NEOs seek to ensure that any compensation that could be characterized as nonqualified deferred compensation complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of the various forms and components of compensation in determining types and levels of compensation for our NEOs.

In addition, the Internal Revenue Code limits the amount that companies can deduct for the personal use of Company-provided aircraft to the amount recognized as income by the executives who used the aircraft. In 2014, the total amount of our disallowed tax deduction resulting from the personal use of Company-provided aircraft by our NEOs and any guests was approximately $3.75 million.

Other Considerations

The Compensation Committee is aware that Mr. Brian L. Roberts is a son of our founder and director, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)

Edward D. Breen

Joseph J. Collins

Gerald L. Hassell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or ever has been, an employee or an officer of our company. None of our executive officers has served during 2014 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE FOR 2014

The following table sets forth specified information regarding the compensation for 2014, 2013 and 2012 of our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Vice Chairman and Chief Financial Officer (Mr. Michael J. Angelakis) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, Neil Smit and David L. Cohen). We refer to these individuals as our named executive officers or NEOs.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	2014 2013 2012	$2,857,315 2,800,761 2,800,761	$	– – –	$5,253,700 5,257,200 4,753,080	$5,350,925 5,332,800 4,833,900	$9,000,542 9,242,511 9,032,455	$6,495,491 5,058,930 4,036,635	$4,003,083 3,675,052 3,667,183	$32,961,056 31,367,254 29,124,014

Michael J. Angelakis Vice Chairman and Chief Financial Officer(6)	2014 2013 2012	1,759,331 1,716,582 1,682,448		– – 2,125,000	4,475,224 4,494,930 4,459,862	3,812,742 3,819,200 3,808,080	5,541,892 5,664,721 5,425,894	1,259,963 1,623,149 1,853,283	2,025,300 1,857,791 3,882,859	18,874,452 19,176,373 23,237,426

Stephen B. Burke President and CEO of NBCUniversal	2014 2013 2012	2,652,500 2,381,285 2,243,264		– – –	7,360,160 6,800,147 4,298,256	5,350,925 4,708,000 4,708,440	8,355,375 7,858,241 7,234,526	3,799,819 4,147,711 5,269,477	6,397,081 5,216,244 2,583,511	33,915,860 31,111,628 26,337,474

Neil Smit President and CEO of Comcast Cable Communications	2014 2013 2012	1,568,546 1,530,433 1,500,000		– – 1,000,000	7,579,178 3,702,265 4,627,957	3,000,954 2,992,000 3,003,660	4,940,920 5,050,428 4,837,500	3,261,770 2,433,390 1,688,285	2,766,605 1,695,488 1,606,815	23,117,973 17,404,004 18,264,217

David L. Cohen Senior Executive Vice President	2014 2013 2012	1,399,137 1,365,140 1,337,994		– – 1,500,000	2,534,952 3,481,575 4,436,439	2,768,064 2,763,200 2,767,500	2,938,187 3,003,308 2,876,687	2,555,319 2,079,985 1,754,708	1,317,520 1,264,243 1,200,243	13,513,179 13,957,451 15,873,571

(1)	The amounts in this column for 2014 represent the aggregate grant date fair value of performance-based RSUs granted to each of the NEOs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with the SEC’s rules relating to executive compensation disclosure, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. The amounts were also discounted for the lack of dividends during the vesting period. See the “Grants in 2014 of Plan-Based Awards” table on page 54 for information, including grant date, on RSUs granted in 2014.

(2)	The amounts in this column represent the aggregate grant date fair value of stock options granted to each of the NEOs in the respective year, in accordance with FASB ASC Topic 718. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in 2014: an expected volatility of approximately 24%, an expected term to exercise of 6.5 years, an interest rate of approximately 2.2% and a dividend yield of approximately 1.8%. For information on the valuation assumptions with respect to grants made before 2014, refer to the footnotes in the “Summary Compensation Table” in our definitive proxy statements filed with the SEC in 2013 and 2014. See the “Grants in 2014 of Plan-Based Awards” table on page 54 for information, including grant date, on options granted in 2014.

(3)	The amounts in this column represent annual performance-based bonuses earned by our NEOs under our 2006 Cash Bonus Plan. The grant of these bonuses also is disclosed under the “Grants in 2014 of Plan-Based Awards” table on page 54. See “Compensation Discussion and Analysis — Compensation Decisions for 2014 — Annual Cash Bonus” above for more information on the achievement of specified metrics in 2014.

(4)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate. The interest crediting rates on deferred compensation were 9% or 12%, depending on a variety of factors as more fully discussed below in “Nonqualified Deferred Compensation in and as of 2014 Fiscal Year-End” on page 59.

(5)	The amounts in this column for 2014 include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each NEO, other than Mr. Smit, whose Company contribution was $4,706; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $3,646,519; Mr. Angelakis, $1,736,437; Mr. Burke, $6,000,000; Mr. Smit, $2,736,437; and Mr. Cohen, $1,157,625); and (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $346,564; Mr. Angelakis, $278,863; Mr. Burke, $387,081; Mr. Smit, $25,462; and Mr. Cohen, $149,895).

For security and business reasons, Company practices and policy strongly encourage, and in some cases may require, Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel. Our other NEOs also have access to Company-provided aircraft, as it affords all of our NEOs greater security, allows travel time to be used productively and enables them to be immediately available to respond to business priorities from any location. Our policy allows an NEO to bring guests, such as family members, on flights on Company-provided aircraft. The NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy. The NEOs are imputed income for costs related to use of Company-provided aircraft when required under Internal Revenue Code guidelines. We do not reimburse the NEOs for any taxes incurred as a result of imputed income. In addition, the Internal Revenue Code limits the amount that we can deduct for the personal use of Company-provided aircraft to the amount recognized as income by our executives who use the aircraft; the amounts in the table above do not include our 2014 disallowed tax deduction of $3.75 million resulting from the personal use of Company-provided aircraft by our NEOs and any guests.

The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, our NEOs are required to pay us in full (and have paid us in full) for such benefits.

(6)	In order to assume the role of Chief Executive Officer of a new, strategic company to be formed by us and Mr. Angelakis pursuant to an agreement entered into as of March 30, 2015, Mr. Angelakis will resign from his current position and become a Senior Advisor to us no later than June 30, 2016 as described in the agreement.

GRANTS IN 2014 OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to our NEOs in 2014 as follows: (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (g)	Exercise or Base Price of Option Awards (h)	Grant Date Fair Value of Stock and Option Awards(4) (i)
Name	Grant Date		Threshold (a)	Target (b)	Maximum (c)	Threshold (d)	Target (e)	Maximum (f)
Brian L. Roberts	–		$2,297,281	$8,571,945	$17,186,750
	3/21/2014					107,000	107,000	107,000			$5,253,700
	3/21/2014								482,500	$50.00	5,350,925
Michael J. Angelakis	–		1,414,502	5,277,993	10,582,376
	3/21/2014					96,200	96,200	96,200			4,475,224
	3/21/2014								343,800	50.00	3,812,742
Stephen B. Burke	–		2,132,610	7,957,500	15,954,788
	3/21/2014					157,000	157,000	157,000			7,360,160
	3/21/2014								482,500	50.00	5,350,925
Neil Smit	–		1,261,111	4,705,638	9,434,804
	3/21/2014					80,000	80,000	80,000			3,667,200
	3/21/2014								270,600	50.00	3,000,954
	12/26/2014	(5)				68,511	68,511	68,511			3,911,978
David L. Cohen	–		749,937	2,798,274	5,610,539
	3/21/2014					55,300	55,300	55,300			2,534,952
	3/21/2014								249,600	50.00	2,768,064

(1)	Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2014 are included in the “Summary Compensation Table for 2014” on page 52 under the “Non-Equity Incentive Plan Compensation” column (see footnote (3) to the “Summary Compensation Table for 2014”).

(2)

The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our 2002 Restricted Stock Plan. Subject to consolidated operating cash flow equaling or exceeding 101% of that in an applicable prior year period, as described above in “Compensation Discussion and Analysis — Compensation Decisions for 2014 — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: (i) RSUs granted to Mr. Roberts on March 21st and to Mr. Smit on December 26th vest 100% on the 13-month anniversary of the date of grant (April 21, 2015 and January 26, 2016, respectively); (ii) RSUs granted to Mr. Angelakis vest approximately 33% on the 13-month anniversary of the date of grant (April 21, 2015), approximately 12% on each of the second, third and fourth anniversaries of the date of grant (March 21, 2016, 2017 and 2018) and approximately 32% on the fifth anniversary of the date of grant (March 21, 2019); (iii) RSUs granted to Mr. Burke vest approximately 42% on the 13-month anniversary of the date of grant (April 21, 2015), approximately 10% on each of the second, third and fourth anniversaries of the date of grant (March 21, 2016, 2017 and 2018) and approximately 27% on the fifth anniversary of the date of grant (March 21, 2019); and (iv) RSUs granted to Messrs. Smit (other than the December 26th grant) and Cohen vest at the rate of 15% on the 13-month anniversary of the date of grant (April 21, 2015), 15% on each of the second, third and fourth anniversaries of the date of grant (March 21, 2016, 2017 and 2018) and 40% on the fifth anniversary of the date of grant (March 21, 2019). Dividend equivalents will accrue on shares underlying RSUs that are granted after February 2015, although the amounts only will be paid (without interest) if and when the shares underlying the RSU vest.

(3)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. These options become exercisable as follows: 30% of the shares become exercisable on the second anniversary of the date of grant (March 21, 2016), 15% on each of the third, fourth and fifth anniversaries of the date of grant (March 21, 2017, 2018 and 2019), 5% on each of the sixth through ninth anniversaries of the date of grant (March 21, 2020, 2021, 2022 and 2023) and 5% on the nine-and-a-half-year anniversary of the date of grant (September 21, 2023).

(4)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of RSUs was determined as described in footnote (1) to the “Summary Compensation Table for 2014” beginning on page 52. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (2) to the “Summary Compensation Table for 2014.”

(5)	This grant was approved on December 9, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by our NEOs as of December 31, 2014. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (see columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (see columns (e) and (f)) and unvested performance-based RSUs with respect to shares of Class A common stock, the vesting of which is subject to achieving specified increases in consolidated operating cash flow or free cash flow (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2014, or $58.01.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)	Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested(3) (e)	Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)
Brian L. Roberts
							232,880	$13,509,369
	537,500	–	$22.6600	03/14/2015
	680,400	75,600	17.5000	03/09/2016
	465,800	82,200	25.4400	03/15/2017
	642,400	160,600	18.9800	03/27/2018
	858,750	286,250	14.5400	03/26/2019
	694,800	463,200	18.3400	03/25/2020
	377,550	461,450	25.0200	03/24/2021
	196,500	458,500	29.9900	03/22/2022
	–	606,000	41.2200	03/21/2023
	–	482,500	50.0000	03/20/2024

Michael J. Angelakis
							418,640	24,285,306
	–	37,161	25.9500	03/29/2017
	–	96,360	18.9800	03/27/2018
	–	172,500	14.5400	03/26/2019
	143,240	282,160	18.3400	03/25/2020
	229,950	281,050	25.0200	03/24/2021
	154,800	361,200	29.9900	03/22/2022
	–	434,000	41.2200	03/21/2023
	–	343,800	50.0000	03/20/2024

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested(3) (e)	Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)

Stephen B. Burke
								568,980	33,006,530
	17,438		–	22.6600	03/14/2015
	–		60,480	17.5000	03/09/2016
	21,920		65,760	25.4400	03/15/2017
	32,120		128,480	18.9800	03/27/2018
	138,000		230,000	14.5400	03/26/2019
	559,800		373,200	18.3400	03/25/2020
	304,200		371,800	25.0200	03/24/2021
	191,400		446,600	29.9900	03/22/2022
	–		535,000	41.2200	03/21/2023
	–		482,500	50.0000	03/20/2024

Neil Smit
						50,000	$2,900,500	390,416	22,648,032
	276,120		184,080	18.3400	03/25/2020
	193,950		237,050	25.0200	03/24/2021
	122,100		284,900	29.9900	03/22/2022
	–		340,000	41.2200	03/21/2023
	–		270,600	50.0000	03/20/2024

David L. Cohen
								363,330	21,076,773
	–		16,875	17.9533	11/11/2015
	317,250	(1)	35,250	17.5000	03/09/2016
	216,920		38,280	25.4400	03/15/2017
	299,200	(1)	74,800	18.9800	03/27/2018
	405,000		135,000	14.5400	03/26/2019
	328,680	(1)	219,120	18.3400	03/25/2020
	178,650		218,350	25.0200	03/24/2021
	112,500		262,500	29.9900	03/22/2022
	–		314,000	41.2200	03/21/2023
	–		249,600	50.0000	03/20/2024

(1)	Mr. Cohen assigned to family trusts a portion of these options representing 264,375; 168,300 and 164,340 shares, respectively.

(2)	Vesting dates for each outstanding option award for the NEOs are as follows:

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2015
03/10/2015	$17.5000	37,800	–	30,240	–	17,625
03/16/2015	25.4400	27,400	–	21,920	–	12,760
03/22/2015	41.2200	181,800	130,200	160,500	102,000	94,200
03/23/2015	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2015	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2015	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2015	14.5400	57,250	34,500	46,000	–	27,000
03/28/2015	18.9800	40,150	24,090	32,120	–	18,700
03/30/2015	25.9500	–	12,387	–	–	–
05/11/2015	17.9533	–	–	–	–	16,875
09/10/2015	17.5000	37,800	–	30,240	–	17,625

2016
03/16/2016	25.4400	27,400	–	21,920	–	12,760
03/21/2016	50.0000	144,750	103,140	144,750	81,180	74,880
03/22/2016	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2016	29.9900	98,250	77,400	95,700	61,050	56,250

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
03/25/2016	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2016	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2016	14.5400	57,250	34,500	46,000	–	27,000
03/28/2016	18.9800	40,150	24,090	32,120	–	18,700
03/30/2016	25.9500	–	12,387	–	–	–
09/16/2016	25.4400	27,400	–	21,920	–	12,760
09/30/2016	25.9500	–	12,387	–	–	–

2017
03/21/2017	50.0000	72,375	51,570	72,375	40,590	37,440
03/22/2017	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2017	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2017	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2017	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2017	14.5400	57,250	34,500	46,000	–	27,000
03/28/2017	18.9800	40,150	24,090	32,120	–	18,700
09/28/2017	18.9800	40,150	24,090	32,120	–	18,700

2018
03/21/2018	50.0000	72,375	51,570	72,375	40,590	37,440
03/22/2018	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2018	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2018	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2018	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2018	14.5400	57,250	34,500	46,000	–	27,000
09/27/2018	14.5400	57,250	34,500	46,000	–	27,000

2019
03/21/2019	50.0000	72,375	51,570	72,375	40,590	37,440
03/22/2019	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2019	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2019	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390
09/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390

2020
03/21/2020	50.0000	24,125	17,190	24,125	13,530	12,480
03/22/2020	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2020	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850
09/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850

2021
03/21/2021	50.0000	24,125	17,190	24,125	13,530	12,480
03/22/2021	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750
09/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750

2022
03/21/2022	50.0000	24,125	17,190	24,125	13,530	12,480
03/22/2022	41.2200	30,300	21,700	26,750	17,000	15,700
09/22/2022	41.2200	30,300	21,700	26,750	17,000	15,700

2023
03/21/2023	50.0000	24,125	17,190	24,125	13,530	12,480
09/21/2023	50.0000	24,125	17,190	24,125	13,530	12,480

(3)	Vesting dates for each outstanding RSU and performance-based RSU for the NEOs are as follows:

		Number of Shares Underlying Vesting Awards
Vesting Date	Award Type	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2015
03/22/2015	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2015	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2015	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2015	Performance RSU	125,880	76,680	101,400	–	59,560
03/26/2015	RSU	–	–	–	50,000	–
04/21/2015	Performance RSU	107,000	31,430	66,050	12,000	8,295
2016
01/26/2016	Performance RSU	–	–	–	68,511	–
03/21/2016	Performance RSU	–	11,430	16,050	12,000	8,295
03/22/2016	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2016	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2016	Performance RSU	–	56,920	75,240	47,920	60,200
2017
03/21/2017	Performance RSU	–	11,430	16,050	12,000	8,295
03/22/2017	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2017	Performance RSU	–	50,880	62,840	53,320	50,240
2018
03/21/2018	Performance RSU	–	11,430	16,050	12,000	8,295
03/22/2018	Performance RSU	–	36,920	45,720	38,920	36,600
2019
03/21/2019	Performance RSU	–	30,480	42,800	32,000	22,120

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of RSUs and the value realized before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Brian L. Roberts	500,000	$15,924,000	333,205	(1)	$16,609,812(1)
Michael J. Angelakis	1,393,514	46,789,512	203,325		10,093,540
Stephen B. Burke	47,677	1,491,599	292,673	(1)	14,807,543(1)
Neil Smit	–	–	125,335	(1)	6,203,680(1)
David L. Cohen	659,550	21,787,675	151,475		7,502,605

(1)	Messrs. Roberts and Smit deferred the April 22, 2014 vesting of 115,267 and 14,595 RSUs, respectively, with respect to shares of Class A common stock, and Mr. Burke deferred the September 23, 2014 vesting of 59,723 RSUs with respect to shares of Class A common stock, until January 2, 2017. The value of the RSUs realized on vesting is based on the value of a share of Class A common stock on the original vesting date, regardless of whether the vesting had been deferred. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of 2014 Fiscal Year-End” table immediately below; see footnote (6) to that table for additional information regarding these RSU deferrals.

NONQUALIFIED DEFERRED COMPENSATION IN AND AS OF 2014 FISCAL YEAR-END

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2014.(1)

Name	Executive Contributions in Last FY(2)		Company Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE(5)
Brian L. Roberts	$17,606,327	(6)	$3,646,519	$9,540,109		$–		$96,641,079
	5,859,022	(6)	–	76,076	(6)	(5,935,098	)(6)	–
Michael J. Angelakis	5,664,721		1,736,437	1,840,481		(12,677,342	)(7)	18,285,977
Stephen B. Burke	10,112,866		6,000,000	5,580,286		–		56,401,754
	3,282,973	(6)	–	181,558	(6)	–		3,464,531
Neil Smit	7,135,189	(6)	2,736,437	4,780,451		–		49,377,080
	741,864	(6)	–	9,633	(6)	(751,497	)(6)	–
David L. Cohen	3,003,308		1,157,625	3,732,663		–		35,471,628

(1)	Amounts in this table have been deferred under our deferred compensation plans, except with respect to deferrals of RSUs with respect to shares of Class A common stock under our restricted stock plan, as more fully described in footnote (6) to this table. Eligible employees and directors may participate in these plans.

Under our deferred compensation plans, until December 31, 2013, our NEOs could defer any cash compensation they received, and nonemployee directors could defer any compensation they received for services as a director, whether paid in stock or in cash. Beginning for compensation earned on or after January 1, 2014, each employee participant may only defer an amount of cash compensation equal to or less than 35% of the sum of (x) his or her annual salary, target bonus opportunity, annual stock option and RSU grant values and any annual Company contribution to his or her deferred compensation account (the “total compensation value”) as of September 30th of the prior year, and (y) 50% of the value of certain special awards, provided that his or her deferred compensation account balance as of September 30th of the prior year does not exceed seven times the total compensation value (the “7x cap”). If a participant’s account balance exceeds the 7x cap and we are contractually required to make a contribution on his or her behalf, such contribution will occur. Our nonemployee directors are not subject to either the annual 35% limit or the 7x cap.

Amounts credited to each employee participant’s account generally will be deemed invested in an income fund. Nonemployee directors who have elected to defer the receipt of shares as described in the “2014 Director Compensation” table on page 69 will have these amounts deemed invested in our stock fund. Beginning for compensation earned on or after January 1, 2014, the interest crediting rate was reduced from 12% to 9%, but it remained at 12% on (i) compensation that was originally earned before January 1, 2014 (including any subsequent redeferrals) and (ii) certain other compensation earned on or after January 1, 2014 as described in more detail in our 2005 Deferred Compensation Plan (which resulted in (x) the amounts reflected in the “Executive Contributions in Last FY” column for Messrs. Roberts, Angelakis and Burke and (y) all amounts reflected in the “Company Contributions in Last FY” column, other than a $2,500,000 Company contribution for Mr. Burke and a $1,000,000 Company contribution for Mr. Smit, being credited at 12%). As a result of these exceptions, amounts that Messrs. Angelakis and Burke contribute in 2015 also will be credited at 12%.

Following such date when an employee or director is no longer employed by, or providing services to, us, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee or its designee provides for a different rate.

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of RSUs, vest in the future. Upon vesting, deferred RSUs are deemed invested in our stock fund. An employee who has elected to defer RSUs may also make a “diversification election” of up to 40% of the shares subject to such RSUs, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the Compensation Committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the deferred RSUs to be deemed invested in an income fund instead of our stock fund. The income fund is credited at the annual rate applicable under our deferred compensation plan, as described above. Any amounts credited to the income fund pursuant to a diversification election do not count toward the annual limit of 35% of total compensation value, but do count toward the 7x cap.

(2)	These amounts (other than amounts related to deferrals of RSUs) are reported as compensation in the “Summary Compensation Table for 2014” on page 52 under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2014” on page 52 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2014” on page 52 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	All amounts contributed by an NEO and by us in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent he was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of RSUs deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements.

(6)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, each of Messrs. Roberts and Smit deferred the April 22, 2014 vesting of 115,267 and 14,595 RSUs, respectively, and Mr. Burke deferred the September 23, 2014 vesting of 59,723 RSUs, until January 2, 2017. On October 22, 2014, pursuant to diversification elections by Messrs. Roberts and Smit, deferred RSUs with an aggregate fair market value on such date of $5,935,098, in the case of Mr. Roberts, and $751,497, in the case of Mr. Smit, were deemed invested in an income fund instead of our stock fund; these amounts were credited at 12%.

The amount shown in the second row of the “Aggregate Withdrawals/Distributions” column, which is also included in the amount shown in the first row of the “Executive Contributions in Last FY” column, for Messrs. Roberts and Smit reflects the value that was deemed invested in the income fund and was aggregated with their respective cash deferred compensation accounts on October 22, 2014. The amounts shown in the second row of the “Executive Contributions in Last FY” column reflect the aggregate value of the RSUs that were deferred in 2014 as of their vesting date, and the amounts shown in the second row of the “Aggregate Earnings in Last FY” column reflect the value of the aggregate gain in 2014 of the deferred RSUs.

(7)	Represents distributions made pursuant to deferral elections under the deferred compensation plans.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

The following is a description of selected terms of the agreements that we have entered into with our NEOs, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On June 30, 2014 and December 9, 2014, we entered into amendments to Mr. Roberts’ employment agreement, dated as of June 1, 2005. The June 30, 2014 amendment extended the term of his employment agreement to June 30, 2015, and the December 9, 2014 amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2015. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Annual Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts include $3,646,519 for 2014 and $3,828,845 for 2015.

Employment Agreement with Mr. Angelakis

We entered into an employment agreement with Mr. Angelakis on November 22, 2011, which secures his employment with our company through June 30, 2016. The following describes Mr. Angelakis’ employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,682,448 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Mr. Angelakis’ salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level.

Annual Bonus.  Mr. Angelakis is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Angelakis’ applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Angelakis received two cash signing bonuses, each of $2,125,000. Though no longer applicable, Mr. Angelakis was required to reimburse us for 100% of the amount of each cash bonus if he terminated his employment without good reason or we terminated his employment with cause within twelve months of the payment date of such bonus. Also under the agreement, $2,125,000 and $3,700,000 were credited to his deferred compensation account in 2011 and 2012, respectively.

Deferred Compensation.  The agreement entitles Mr. Angelakis to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Burke

On August 16, 2013, we amended our employment agreement, dated as of December 16, 2009, with Mr. Burke, which secures his employment with our company through August 31, 2018. The following describes Mr. Burke’s employment agreement, as amended.

Base Salary.  The agreement provides for an annual base salary of $2,600,000 effective September 1, 2013 through February 28, 2014. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level.

Annual Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Burke received a performance-related bonus in the amount of $5,000,000, payable in the form of an RSU grant having a grant date value of $2,500,000 that vested 13 months following the date of grant upon satisfaction of its performance condition that our consolidated operating cash flow for the twelve-month period ending June 30, 2014 equal at least 101% of the consolidated operating cash flow for the prior year period, and a $2,500,000 credit to his account under our deferred compensation plan.

Deferred Compensation.  The agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $3,500,000 for 2014; $3,675,000 for 2015; $3,858,750 for 2016; $4,051,688 for 2017; and $4,254,272 for 2018.

Employment Agreement with Mr. Smit

We entered into a new employment agreement with Mr. Smit on December 22, 2014, which secures his employment with our company through December 31, 2019. The following describes Mr. Smit’s new employment agreement.

Base Salary.  The agreement provides for his current base salary of $1,575,938 to continue from inception of the agreement through February 28, 2015, and to increase to $1,820,000 on March 1, 2015, which may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level. Mr. Smit’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level.

Annual Bonus.  Mr. Smit is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Smit’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Smit received a performance-related bonus in the amount of $5,000,000, payable in the form of an RSU grant having a grant date value of $4,000,000 to vest 13 months following the date of grant, subject to continued employment and satisfaction of a performance condition that our consolidated operating cash flow for 2015 equal at least 101% of the consolidated operating cash flow for 2014, and a $1,000,000 credit to his account under our deferred compensation plan.

Deferred Compensation.  The agreement entitles Mr. Smit to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,736,437 for 2014; $1,823,259 for 2015; $1,914,422 for 2016; $2,010,142 for 2017; $2,110,649 for 2018; and $2,216,181 for 2019.

Employment Agreement with Mr. Cohen

We entered into an employment agreement with Mr. Cohen on February 22, 2011, which secures his employment with our company through December 31, 2015. The following describes Mr. Cohen’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,337,994 from the inception of the agreement through February 28, 2012. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Mr. Cohen’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level.

Annual Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 200% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Cohen received two cash bonuses, each of $1,500,000, and two immediately vested RSU grants, each having a value of approximately $1,000,000.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,157,625 for 2014 and $1,215,506 for 2015.

Noncompetition and Confidentiality

Each of our NEOs is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our NEOs has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our NEOs is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the payments and benefits to which each of our NEOs would have been entitled (i) had his employment terminated on December 31, 2014 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2014 Fiscal Year-End” table on page 59. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration & Exercisability of Unvested Stock Options(1)	Acceleration of Unvested RSUs(1)	Deferred Compensation Contributions	Health Benefit Continuation	Total
Brian L. Roberts
Without Cause/With Good Reason(2)	$ 5,741,560	$ 8,612,340	$ 8,571,945	$ –	$ –	$3,828,845	$ 24,682	$26,779,372
Death(3)	–	–	8,571,945	84,936,430	13,509,369	–	296,184	107,313,928
Disability(4)	14,353,900	43,061,700	8,571,945	84,936,430	13,509,369	3,828,845	–	168,262,189
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Michael J. Angelakis
Without Cause/With Good Reason(7)	3,535,244	5,302,866	5,277,993	13,918,047	9,419,664	–	24,682	37,478,496
Death/Disability(8)	441,906	–	5,277,993	53,077,536	24,285,306	–	–	83,082,741
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Stephen B. Burke
Without Cause/With Good Reason(7)	5,330,000	7,995,000	7,957,500	20,690,554	13,712,114	–	24,682	55,709,850
Death/Disability(8)	666,250	–	7,957,500	72,036,255	33,006,530	–	–	113,666,535
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Neil Smit
Without Cause/With Good Reason(7)	3,151,876	4,727,814	4,705,638	8,294,425	6,645,626	–	24,682	27,550,061
Death/Disability(8)	393,985	–	4,705,638	30,981,737	25,548,532	–	–	61,629,892
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
David L. Cohen
Without Cause/With Good Reason(7)	2,811,460	2,811,460	2,798,274	12,805,060	7,134,940	–	24,098	28,385,292
Death/Disability(8)	351,433	–	2,798,274	42,661,071	21,076,773	–	–	66,887,551
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock as of December 31, 2014, minus, in the case of stock options, the exercise price. On December 31, 2014, the closing market price of our Class A common stock was $58.01.

(2)

If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He also is entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and another cash bonus (assuming full achievement of target performance and based on his highest participation levels during the term, which is 300%) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for five years, his annual cash bonus for the year in which termination occurred, prorated to reflect the number of days he was employed during the year of his disability, and an annual cash bonus (assuming full achievement of target performance) on an annual basis for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement for so long as he is living.

(5)

None of our NEOs would have been entitled to any retirement-related compensation had they retired on December 31, 2014, as none is 62 years of age. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our NEOs, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted after March 2005 through July 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of RSUs granted after July 2010 for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)	None of our NEOs’ employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and none of our NEOs’ employment agreements, other than Mr. Brian L. Roberts, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”). Under Mr. Roberts’ employment agreement, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and RSUs, we will provide notice of this decision at least 10 business days before the anticipated closing date of the event. If so determined, all options will become immediately exercisable in full and all RSUs will immediately become fully vested. Until the day before the date of the transaction, Mr. Roberts will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Mr. Roberts, it also would determine that it would be appropriate to accelerate the options and/or RSUs of our other NEOs. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2014, our NEOs would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each of Messrs. Angelakis, Burke, Smit and Cohen is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive also is entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If any of such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2014.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(3) (c)
Equity compensation plans approved by security holders:
Class A common stock	123,436,131	$30.29	81,402,013
Class A Special common stock	1,473	–	–
Equity compensation plans not approved by security holders	–		–

Total	123,437,604		81,402,013

(1)	Includes the following plans: our 2003 Stock Option Plan, our 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), the Comcast Corporation 2002 Employee Stock Purchase Plan and the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan. Also includes our 2002 and 2005 Deferred Compensation Plans (under which shares of Class A common stock have been credited to participants’ accounts).

(2)	The weighted-average exercise price only takes into account stock options under our 2003 Stock Option Plan.

(3)	The number of shares available for issuance includes the following number of shares of Class A common stock: 43,821,039 shares available for issuance under our 2003 Stock Option Plan; 28,415,397 shares available for issuance under our 2002 Restricted Stock Plan; 389,001 shares that were issued in connection with the fourth quarter 2014 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan and 6,296,136 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan following the fourth quarter purchase; and 115,032 shares that were issued in connection with the fourth quarter 2014 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and 2,365,408 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan following the fourth quarter purchase.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION PROGRAM

From time to time, the Compensation Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data. No such analyses were provided in 2014, as our director compensation program did not change from 2013. Directors who are our employees do not receive any fees for their services as directors. Our nonemployee directors receive annual compensation as follows:

	Annual Retainer	FMV of Annual Grant of Shares of CMCSA	Per Meeting Fee*
Director Fees	$100,000	$170,000	–
Audit Committee Fees	$35,000 – Chair	–	$2,500
	$10,000 – Member
Compensation Committee Fees	$35,000 – Chair $10,000 – Member	–	$2,500
Governance and Directors Nominating Committee Fees	$15,000 – Chair $7,500 – Member	–	$2,500
Finance Committee Fees	$5,000 – Chair $2,500 – Member	–	$1,000
*	Nonemployee directors also may receive a fee of $2,500 when they conduct any other business conducted on our behalf.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant also may be deferred in whole or in part under our restricted stock plan. If deferred, any shares accrue dividend equivalents during the deferral period.

Nonemployee directors are reimbursed for travel expenses for meetings attended and also are provided with our video, high-speed Internet, voice and home security and automation services at up to two of their residences, if in our service areas, at no cost during the time they serve on our Board or as a director emeritus, and for five years thereafter.

2014 DIRECTOR COMPENSATION

The following table sets forth specified information regarding the 2014 compensation of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts and Ralph J. Roberts, do not receive any compensation for their services as directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Kenneth J. Bacon	$120,000	$170,046	$98,017	$388,063
Sheldon M. Bonovitz	103,500	170,046	627,545	901,091
Edward D. Breen(4)	152,578	340,064	4,024	496,666
Joseph J. Collins	185,078	170,046	157,761	512,885
J. Michael Cook	163,500	170,046	281,074	614,620
Gerald L. Hassell	148,578	170,046	65,281	383,905
Jeffrey A. Honickman	155,078	170,046	123,759	448,883
Eduardo G. Mestre	138,578	170,046	23,856	332,480
Johnathan A. Rodgers	135,078	170,046	10,632	315,756
Dr. Judith Rodin	180,078	170,046	223,379	573,503

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2014, regardless of whether such fees were deferred as described below. Messrs. Breen, Collins, Hassell, Honickman, Mestre and Rodgers and Ms. Rodin elected to receive 50% of their annual retainer in the form of equity. In 2014, each earned (and, other than Mr. Rodgers, deferred) 932 share units with respect to Class A common stock.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2014, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant. All nonemployee director annual equity awards were deferred.

As of December 31, 2014, the following share units were outstanding with respect to shares of Class A common stock resulting from annual equity awards and annual retainer fees, all of which were deferred:

	Annual Equity Awards	Annual Retainers
Kenneth J. Bacon	16,151	–
Sheldon M. Bonovitz	17,387	–
Edward D. Breen	6,299	6,872
Joseph J. Collins	56,624	13,596
J. Michael Cook	38,214	5,717
Gerald L. Hassell	45,130	9,391
Jeffrey A. Honickman	56,722	12,623
Eduardo G. Mestre	20,932	4,077
Johnathan A. Rodgers	17,192	1,886
Dr. Judith Rodin	56,628	8,117

The number of share units reflected in the table above includes share units held by such nonemployee director arising from the accrual of dividend equivalents on deferred share units.

(3)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the interest crediting rate on deferred compensation earned in 2014 was 9%).

(4)	In addition to receiving a grant of Class A common stock in connection with our annual director grants in November 2014, Mr. Breen received a grant of Class A common stock when he joined the Board in February 2014.

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Senior Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

Ralph J. Roberts, one of our directors, is our Founder, Chairman Emeritus of the Board and an employee. He also is the father of Brian L. Roberts, our President, Chief Executive Officer and Chairman. From January 1, 2014 through December 31, 2014, Mr. Ralph J. Roberts only received $1 as a salary and did not receive any bonus or equity awards from us. However, he received approximately $61.2 million in compensation in 2014, primarily reflecting (i) the reimbursement of premiums on split-dollar life insurance policies and the aggregate amount of payments to cover certain tax liabilities, both of which were pursuant to contractual arrangements entered into over 15 years ago, and (ii) the dollar value of interest earned on amounts deferred under our deferred compensation plans before Mr. Roberts ceased being an executive officer in December 2008, calculated in the same manner as set forth in footnote 4 to the “Summary Compensation Table for 2014.” Under the terms of the split-dollar life insurance policies, we expect to receive approximately $73 million in the aggregate as repayment for prior premiums paid following the ultimate payout of the policies. Mr. Roberts also participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2016 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 12, 2015 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2016 annual meeting is more than 30 days from May 21, 2016, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2016 but are not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2016 annual meeting of shareholders for a date between April 21, 2016 and June 20, 2016, we must receive notice of the proposal on or after February 21, 2016 and on or before March 22, 2016. If we call the 2016 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 22, 2016 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2016 annual meeting of shareholders, if such meeting is not called for a date between April 21, 2016 and June 20, 2016), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “About Our Board and its Committees — Director Nominations.”

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $31,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Wells Fargo Bank, National Association, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting Wells Fargo.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Wells Fargo, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Wells Fargo otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Wells Fargo at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to turn off the householding instructions for you. You will then be sent your Notice in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 (East or West) to Exit 344/I-676 East. Take I- 676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I- 676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs to the Broad Street Line at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia, to the last, or 15th Street stop. Upon exiting the station at 15th & Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center and are indicated on the map above. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Appendix A

COMCAST CORPORATION

2006 CASH BONUS PLAN

(Amended and Restated, Effective February 18, 2015)

1. BACKGROUND AND PURPOSE

Comcast Corporation, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2006 Cash Bonus Plan (the “Plan”), effective February 18, 2015. The Plan was originally adopted effective January 1, 2006. The Plan is the successor to the Comcast Corporation 2002 Cash Bonus Plan (the “2002 CB Plan”), the Comcast Corporation 2002 Executive Cash Bonus Plan (the “Executive Plan”), the Comcast Corporation 2002 Supplemental Cash Bonus Plan (the “Supplemental Plan”) and the Comcast Corporation 2004 Management Achievement Plan (the “MAP”). The purpose of the Plan is to provide management employees of Comcast Corporation (the “Company”) and the Company’s Affiliates (as defined below) with an incentive to accomplish such business objectives as from time to time may be determined by the Committee.

2. DEFINITIONS

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means a cash bonus award granted under the Plan. Except as otherwise provided by the Committee, an Award shall be expressed as the percentage of a Grantee’s base salary payable for a Plan Year that shall become payable if the Targets established by the Committee are satisfied. The portion of an Award that shall be payable to a Grantee shall be determined by the Committee in accordance with the rules established for the Award for each Plan Year.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(e) “Committee” means the Compensation Committee of the Board, provided that all references to the Committee shall be treated as references to the Committee’s delegate with respect to any Award granted within the scope of the delegate’s authority pursuant to Paragraph 3(c).

(f) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(g) “Date of Grant” means the date on which an Award is granted.

(h) “Disability” means:

(i) A Grantee’s substantially inability to perform the Grantee’s employment duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of twelve (12) consecutive months or for a cumulative period of fifty-two (52) weeks in any twenty-four (24) consecutive-month period; or

(ii) If more favorable to the Grantee, “Disability” as it may be defined in such Grantee’s employment agreement between the Grantee and the Company or an Affiliate, if any.

(i) “Eligible Employee” means an employee of the Company or an Affiliate, as determined by the Committee.

(j) “Grantee” means an Eligible Employee who is granted an Award.

(k) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(l) “Plan” means the Comcast Corporation 2006 Cash Bonus Plan as set forth herein, and as amended from time to time.

(m) “Plan Year” means the calendar year.

(n) “Qualitative Performance Standards” means performance standards other than Quantitative Performance Standards, including but not limited to customer service, management effectiveness, workforce diversity and other Qualitative Performance Standards relevant to the Company’s business, as may be established by the Committee, and the achievement of which shall be determined in the discretion of the Committee.

(o) “Quantitative Performance Standards” means performance standards such as income, expense, operating cash flow, capital spending, numbers of customers of or subscribers for various services and products offered by the Company or a division, customer service measurements and other objective financial or service-based standards relevant to the Company’s business as may be established by the Committee.

(p) “Retirement” means termination of employment with the Company and its Affiliates after reaching age 57 and completing 10 or more years of service.

(q) “Section 16(b) Officer” means an officer of the Company who is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act.

(r) “Section 162(m) Award” means an Award granted to an individual who, at the Date of Grant, is a “covered employee” within the meaning of section 162(m)(3) of the Code that is designated as a Section 162(m) Award and under which payment is conditioned on the achievement of one or more Quantitative Performance Standards.

(s) “Target” means, for any Plan Year, the Qualitative Performance Standards and the Quantitative Performance Standards established by the Committee, in its discretion. Qualitative Performance Standards, Quantitative Performance Standards and the weighting of such Standards may differ from Plan Year to Plan Year, and within a Plan Year, may differ among Grantees or classes of Grantees.

(t) “Terminating Event” means any of the following events:

(i) the liquidation of the Company; or

(ii) a Change of Control.

(u) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

3. ADMINISTRATION OF THE PLAN

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto;

(iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate; and

(iv) determine whether the conditions to the payment of a cash bonus pursuant to an Award have been satisfied.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

(b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those Eligible Employees to whom Awards shall be granted under the Plan, to determine the amount of cash to be paid pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award.

(c) Delegation of Authority. The Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of grants to a person, persons or committee, in its sole and absolute discretion. Actions taken by the Committee’s duly-authorized delegate shall have the same force and effect as actions taken by the Committee. Any delegation of authority pursuant to this Paragraph 3(c) shall continue in effect until the earliest of:

(i) such time as the Committee shall, in its sole and absolute discretion, revoke such delegation of authority;

(ii) in the case of delegation to a person that is conditioned on such person’s continued service as an employee of the Company or as a member of the Board, the date such delegate shall cease to serve in such capacity for any reason; or

(iii) the delegate shall notify the Committee that he or she declines to continue to exercise such authority.

(d) Grantee Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

4. ELIGIBILITY

Awards may be granted only to Eligible Employees of the Company and its Affiliates, as determined by the Committee. No Awards shall be granted to an individual who is not an Eligible Employee of the Company or an Affiliate of the Company.

5. AWARDS

The Committee may grant Awards in accordance with the Plan. The terms and conditions of Awards shall be as determined from time to time by the Committee, consistent, however, with the following:

(a) Time of Grant. Awards may be granted at any time from the date of adoption of the Plan by the Board until the Plan is terminated by the Board or the Committee.

(b) Non-uniformity of Awards. The provisions of Awards need not be the same with respect to each Grantee.

(c) Establishment of Targets and Conditions to Payment of Awards.

(i) Except as otherwise provided by the Committee, Awards shall be expressed as a percentage of a Grantee’s base salary.

(ii) The Committee shall establish such conditions on the payment of a bonus pursuant to an Award as it may, in its sole discretion, deem appropriate.

(iii) The Award may provide for the payment of Awards in installments, or upon the satisfaction of Qualitative Performance Standards or Quantitative Performance Standards, on an individual, divisional or Company-wide basis, as determined by the Committee.

(iv) For any Section 162(m) Award, the Committee shall establish the Targets for each Plan Year no later than 90 days after the first day of the Plan Year, or, if sooner, within the first 25% of the Plan Year, provided, however, that the Committee must determine that, as of the date the Quantitative Performance Standards are established, it is substantially uncertain whether the Quantitative Performance Standards will be achieved.

(v) Each Grantee shall be entitled to receive payment of the Award for a Plan Year only after certification by the Committee that the Targets established by the Committee for such Plan Year have been satisfied. The Company shall pay the Awards under the Plan to each Grantee as soon as reasonably practicable following the end of each Plan Year, but not later than 2-1/2 months following the close of such Plan Year.

(vi) For purposes of calculating whether any Quantitative Performance Standard has been met, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company or such division or business unit that is reasonably expected to have an effect on the Quantitative Performance Standard as otherwise determined under the terms of the Plan, the relevant performance objectives shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goals in the same proportion as the relevant performance measure of the Company or such division or business unit would have been affected for the prior performance measurement period on a pro forma basis had such an acquisition or disposition occurred on the same date during the prior performance measurement period; provided further that such adjustment shall be based upon the historical equivalent of the relevant performance measure of the business or assets so acquired or disposed of for the prior performance measurement period, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior performance measurement period and the current performance measurement period.

(vii) Notwithstanding the determination of the amount of a Grantee’s bonus payable with respect to any Plan Year under the Plan, the Committee shall have the discretion to reduce or eliminate the bonus otherwise payable to a Grantee if it determines that such a reduction or elimination of the bonus is in the best interests of the Company. The Committee may not waive, in whole or in part, any remaining conditions to payment of a Section 162(m) Award.

(e) Transfer and Termination of Grantee’s Employment.

(1) Transfer of Employment. A transfer of an Eligible Employee between two employers, each of which is the Company or an Affiliate of the Company (a “Transfer”), shall not be deemed a termination of employment. The Committee may grant Awards pursuant to which the Committee reserves the right to modify the calculation of an Award in connection with a Transfer. In general, except as otherwise provided by the Committee at the time an Award is granted or in connection with a Transfer, upon the Transfer of a Grantee between divisions while an Award is outstanding and unexpired, the outstanding Award shall be treated as having terminated and expired, and a new Award shall be treated as having been made, effective as of the effective date of the Transfer, for the portion of the Award which had not expired or been paid, but subject to the performance and payment conditions applicable generally to Awards for Grantees who are employees of the transferee division, all as shall be determined by the Committee in an equitable manner.

(2) Termination of Employment.

(i) Termination For Any Reason Other Than Death, Disability or Retirement. Except as otherwise provided by the Committee, if a Grantee terminates employment with the Company and its Affiliates for any reason other than death, Disability or Retirement, all Awards remaining subject to conditions to payment shall be forfeited by the Grantee and deemed canceled by the Company.

(ii) Termination Because of Death. If a Grantee terminates employment with the Company and its Affiliates because of death, the Company shall pay the Award to the Grantee’s estate as soon as practicable following the Grantee’s death, but not later than the 15th day of the third month beginning after calendar year in which the Grantee dies. The Award shall be calculated based on the assumption that the applicable Targets were satisfied, and based on the Grantee’s compensation earned through the date of the Grantee’s death.

(iii) Termination Because of Disability or Retirement. If a Grantee terminates employment with the Company and its Affiliates because of Disability or Retirement, the Company shall pay the Award to the Grantee at the same time that Awards are payable to Grantees whose employment has not terminated. The Award shall be calculated based on the extent to which the applicable Targets are actually satisfied for the calendar year in which the Grantee’s employment terminated, and based on the Grantee’s compensation earned through the date of the Grantee’s termination of employment.

(f) Maximum Grant. In no event shall the amount paid to any Grantee pursuant to an Award for any Plan Year exceed $12 million, provided that subject to the approval of the Plan by the Company’s shareholders, the maximum amount paid pursuant to an Award for any Plan Year beginning after 2015 shall not exceed $14 million.

(g) Shareholder Approval. The effectiveness of the grants of Section 162(m) Awards under the Plan for any Plan Year beginning after 2015 relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders.

6. TERMINATING EVENTS

The Committee shall give Grantees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any remaining conditions to payment of a Grantee’s Award shall be waived, in whole or in part.

7. AMENDMENT AND TERMINATION

No Section 162(m) Awards shall be granted for any period commencing after December 31, 2020 provided that the effectiveness of the grants of Section 162(m) Awards under the Plan after December 31, 2015 relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders. The Plan may be terminated by the Board or the Committee at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be affected by any such termination or amendment without the written consent of the Grantee.

8. MISCELLANEOUS PROVISIONS

(a) Unsecured Creditor Status. A Grantee entitled to payment of an Award hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Grantee or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

(b) Non-Assignment of Awards. The Grantee shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan or an Award, provided that the right to payment under an Award may pass by will or the laws of descent and distribution.

(c) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Grantee may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Grantee under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

(d) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Grantee the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Grantee), or otherwise deal with any employee (including a Grantee) to the same extent as though the Plan had not been adopted.

(f) Incapacity. If the Committee determines that a Grantee is unable to care for his affairs because of illness or accident, any benefit due such Grantee under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Grantee (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(g) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Award or lapse of restrictions under any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Repayment. If it is determined by the Board that gross negligence, intentional misconduct or fraud by a Section 16(b) Officer or a former Section 16(b) Officer caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Award (or a portion thereof) to such Section 16(b) Officer or former Section 16(b) Officer if (i) the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and (ii) the amount of the Award would have been less had the financial statements been correct. In addition, to the extent that the receipt of an Award subject to repayment under this Paragraph 8(h) has been deferred pursuant to the Comcast Corporation 2005 Deferred Compensation Plan (or any other plan, program or arrangement that permits the deferral of receipt of an Award), such Award (and any earnings credited with respect thereto) shall be forfeited in lieu of repayment.

9. GOVERNING LAW

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law.

10. EFFECTIVE DATE

The effective date of this amendment and restatement of the Plan is February 18, 2015.

Executed on the 18th day of February 2015.

COMCAST CORPORATION

BY: /s/ David L. Cohen

ATTEST: /s/ Arthur R. Block

Appendix B

Reconciliations of Non-GAAP Financial Measures

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, please see our Current Reports on Form 8-K filed with the SEC on February 24, 2015 and January 28, 2014. Please also refer to Exhibit 99.2 to the Current Report on Form 8-K filed on February 24, 2015 for the reasons we believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) provides useful information to investors regarding our financial condition and results of operations, and to the extent material, the additional purposes, if any, for which our management uses these non-GAAP financial measures.

Reconciliation of Consolidated Operating Cash Flow

(in millions)

	Year Ended December 31,
	2014	2013	2012
Operating Income	$14,904	$13,563	$12,179
Depreciation expense	6,337	6,254	6,150
Amortization expense	1,682	1,617	1,648

Consolidated Operating Cash Flow	$22,923	$21,434	$19,977

Reconciliation of Consolidated Free Cash Flow

(in millions)

	Year Ended December 31,
	2014	2013	2012
Net Cash Provided by Operating Activities	$16,945	$14,160	$14,854
Capital expenditures	(7,420)	(6,596)	(5,714)
Cash paid for capitalized software and other intangible assets	(1,122)	(1,009)	(923)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(220)	(215)	(691)
Nonoperating items	(16)	2,149	413

Consolidated Free Cash Flow	$8,167	$8,489	$7,939

B-1

CO-PS-2015-R

ONE COMCAST CENTER

PHILADELPHIA, PA 19103

Admission Ticket

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81509-P59353-Z64739                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMCAST CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Company Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1:			☐	☐	☐
1.	Election of Directors
	01 -	Kenneth J. Bacon	07 - Jeffrey A. Honickman
	02 -	Sheldon M. Bonovitz	08 - Eduardo Mestre
	03 -	Edward D. Breen	09 - Brian L. Roberts
	04 -	Joseph J. Collins	10 - Ralph J. Roberts
	05 -	J. Michael Cook	11 - Johnathan A. Rodgers
	06 -	Gerald L. Hassell	12 - Dr. Judith Rodin				B Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 4, 5 and 6 if properly presented at the annual meeting:		For	Against	Abstain
The Board of Directors recommends a vote “FOR” Proposals 2 and 3:				For	Against	Abstain	4. To provide an annual report on lobbying activities		☐	☐	☐
2.	Ratification of the appointment of our independent auditors			☐	☐	☐	5. To prohibit accelerated vesting upon a change of control		☐	☐	☐
3.	Approval of our 2006 Cash Bonus Plan			☐	☐	☐	6. To provide each share an equal vote		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below
Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

2015 Annual Meeting of Shareholders

Thursday, May 21, 2015

The Kimmel Center for the Performing Arts

Perelman Theater

300 S. Broad Street

Philadelphia, PA 19102

Please present this ticket for admittance of shareholder(s) named on the front, together with one guest per shareholder.

Annual Meeting Agenda

8:30 a.m. Doors Open

9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 (East or West) to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs and transfer to the Broad Street Line heading South at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line heading South (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia to the last, or 15th Street, stop. Upon exiting the station at 15th & Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.

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M81510-P59353-Z64739

COMCAST CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2015.

I hereby appoint Arthur R. Block and David L. Cohen and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held at the The Kimmel Center at 9:00 a.m. Eastern Time on May 21, 2015, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.

I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2 and 3 and against Proposals 4, 5 and 6. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the plan trustee will vote these shares in the same proportion on each matter as it votes shares held in the plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, the Comcast Spectacor 401(k) Plan, the Comcast Employee Stock Purchase Plan, or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side